EXHIBIT 3

Annual Information Form

Sun Life Financial Inc.

For the Year Ended December 31, 2015

February 10, 2016

Annual Information Form 2015

Table of Contents

	Annual Information Form	Management’s Discussion & Analysis	Consolidated Financial Statements and Notes[1]

Corporate Structure	4

General Development of the Business	4

Business of Sun Life Financial	5	12

Financial Performance		19	91-95

Investments		47	Note 5

Risk Management		54	Note 6

Capital Structure	6	75	Note 16

Dividends	9	77	94

Security Ratings	10

Transfer Agent and Registrars	12

Directors and Executive Officers	12

Code of Business Conduct	15

Principal Accountant Fees and Services	16

Interest of Experts	16

Regulatory Matters	16

Risk Factors	28

Legal and Regulatory Proceedings	40

Additional Information	40

Appendices

A – Charter of Audit & Conduct Review Committee	41

B – Policy Restricting the Use of External Auditors	44

[1]

As indicated, parts of the Company’s MD&A, Consolidated Financial Statements and accompanying notes for the year ended December 31, 2015 are incorporated by reference in this AIF. The 2015 MD&A and the 2015 Consolidated Financial Statements may be accessed at www.sedar.com and www.sec.gov, respectively.

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Annual Information Form 2015

The following defined terms are used in this document.

Abbreviation	Description	Abbreviation	Description
AIF	Annual Information Form	OECD	The Organization for Economic Cooperation and Development

GAAP	Generally Accepted Accounting Principles	OSFI	Office of the Superintendent of Financial Institutions, Canada

IFRS	International Financial Reporting Standards	SEC	United States Securities and Exchange Commission

MCCSR	Minimum Continuing Capital and Surplus Requirements	Sun Life Assurance	Sun Life Assurance Company of Canada

MD&A	Management’s Discussion & Analysis	SLF Inc.	Sun Life Financial Inc.

NAIC	National Association of Insurance Commissioners, United States	Superintendent	The Superintendent under the Office of the Superintendent of Financial Institutions Act

Presentation of Information

In this AIF, SLF Inc. and its consolidated subsidiaries are collectively referred to as “Sun Life Financial”, the “Company”, “we”, “us” or “our” and also includes, where applicable, our joint ventures and associates.

Unless otherwise indicated, all information in this AIF is presented as at and for the year ended December 31, 2015, and amounts are expressed in Canadian dollars. Financial information is presented in accordance with IFRS and the accounting requirements of OSFI.

Documents Incorporated by Reference

The following documents are incorporated by reference in and form part of this AIF:

(i)	SLF Inc.’s MD&A for the year ended December 31, 2015 (our “2015 MD&A”), and
(ii)	SLF Inc.’s Consolidated Financial Statements and accompanying notes for the year ended December 31, 2015 (our “2015 Consolidated Financial Statements”).

These documents have been filed with securities regulators in Canada and with the SEC and may be accessed at www.sedar.com and www.sec.gov, respectively.

Forward-looking Statements

Certain statements in this AIF, including (i) statements relating to our strategies, (ii) statements that are predictive in nature, (iii) statements that depend upon or refer to future events or conditions, and (iv) statements that include words such as “aim”, “anticipate”, “assumption”, “believe”, “could”, “estimate”, “expect”, “goal”, “intend”, “may”, “objective”, “outlook”, “plan”, “project”, “seek”, “should”, “initiatives”, “strategy”, “strive”, “target”, “will” and similar expressions are forward-looking statements. Forward-looking statements include information concerning our possible or assumed future results of operations. These statements represent our current expectations, estimates and projections regarding future events and are not historical facts. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties that are difficult to predict. Future results and shareholder value may differ materially from those expressed in these forward-looking statements due to, among other factors, the matters set out in this AIF under “Risk Factors” and in our annual MD&A under the heading Forward-looking Statements and the factors detailed in our annual and interim financial statements and other filings with Canadian and U.S. securities regulators, which are available for review at www.sedar.com and www.sec.gov, respectively.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: credit risks - related to issuers of securities held in our investment portfolio, debtors, structured securities, reinsurers, counterparties, other financial institutions and other entities; market risks - related to the performance of equity markets; changes or volatility in interest rates or credit spreads or swap spreads; real estate investments; and fluctuations in foreign currency exchange rates; insurance risks - related to mortality, morbidity, longevity and policyholder behaviour; product design and pricing; the impact of higher-than-expected future expenses; and the availability, cost and effectiveness of reinsurance; business and strategic risks - related to global economic and political conditions; changes in distribution channels or customer behaviour including risks relating to market conduct by intermediaries and agents; changes in the competitive, legal or regulatory environment, including capital requirements and tax laws; tax matters, including estimates and judgments used in calculating taxes; the design and implementation of business strategies; the performance of our investments and investment portfolios managed for clients such as segregated and mutual funds; our international operations, including our joint ventures; market conditions that affect our capital position or ability to raise capital; downgrades in financial strength or credit ratings; and the impact of mergers, acquisitions and divestitures; operational risks - related to breaches or failure of information system security and privacy, including cyber-attacks; our ability to attract and retain employees; the execution and integration of mergers, acquisitions and divestitures; legal, regulatory compliance and market conduct, including the impact of regulatory inquiries and investigations; our information technology infrastructure; a failure of information systems and Internet-enabled technology; dependence on third-party relationships, including outsourcing arrangements; business continuity; model errors; information management; the environment, environmental laws and regulations and third-party policies; and liquidity risks - the possibility that we will not be able to fund all cash outflow commitments as they fall due.

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Annual Information Form 2015

The Company does not undertake any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this AIF or to reflect the occurrence of unanticipated events, except as required by law.

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Annual Information Form 2015

Corporate Structure

SLF Inc. was incorporated under the Insurance Companies Act, Canada (the “Insurance Act”) on August 5, 1999, to become the holding company of Sun Life Assurance in connection with the demutualization of Sun Life Assurance.

Sun Life Assurance was incorporated in 1865 as a stock insurance company and was converted into a mutual insurance company in 1962. On March 22, 2000, Sun Life Assurance implemented a plan of demutualization under which it converted back to a stock company pursuant to Letters Patent of Conversion issued under the Insurance Act. Under this plan of demutualization, Sun Life Assurance became a wholly-owned subsidiary of SLF Inc.

The head and registered office of SLF Inc. is located at 150 King Street West, Toronto, Ontario, M5H 1J9.

SLF Inc. conducts its business worldwide through direct and indirect operating subsidiaries, joint ventures and associates. SLF Inc.’s principal subsidiaries are included in the subsidiaries listed in SLF Inc.’s annual report and that list of subsidiaries is incorporated herein by reference. That list includes the percentage of voting shares owned by SLF Inc., directly or indirectly, and where those companies are incorporated, continued, formed or organized. SLF Inc.’s current annual report is accessible on www.sedar.com, www.sec.gov and www.sunlife.com.

We manage our operations and report our financial results in five business segments: Sun Life Financial Canada (“SLF Canada”), Sun Life Financial United States (“SLF U.S.”), Sun Life Financial Asset Management (“SLF Asset Management”, formerly disclosed as the MFS Investment Management (“MFS”) business segment), Sun Life Financial Asia (“SLF Asia”) and Corporate.

Development of the Business

Sun Life Financial is a leading international financial services organization providing a diverse range of protection and wealth products and services to individuals and corporate customers. Sun Life Financial and its partners have operations in key markets worldwide, including Canada, the United States, the United Kingdom (the “UK”), Ireland, Hong Kong, the Philippines, Japan, Indonesia, India, China, Australia, Singapore, Vietnam, Malaysia and Bermuda. As of December 31, 2015, the Sun Life Financial group of companies had total assets under management of $891 billion.

Three Year History: Acquisitions, Disposals, and Other Developments

We assess our businesses and corporate strategies on an ongoing basis to ensure that we make optimal use of our capital and provide maximum shareholder value. The following summary outlines our major acquisitions, dispositions and other developments in the past three years in our business segments. Additional information is provided in Note 3 to SLF Inc.’s 2015 Consolidated Financial Statements.

SLF Asset Management

On September 1, 2015, we completed the acquisition of the Bentall Kennedy group of companies (“Bentall Kennedy”), a real estate investment manager operating in Canada and the U.S. At the time of the acquisition, Bentall Kennedy had assets under management of approximately $28 billion and provided real estate services across 91 million square feet of properties.

On July 31, 2015, we completed the acquisition of Prime Advisors, Inc. (“Prime Advisors”), a U.S.-based investment management firm specializing in customized fixed income portfolios primarily for U.S. insurance companies. At the time of the acquisition, Prime Advisors had approximately US$13 billion in assets under management.

On April 2, 2015, we completed the acquisition of Ryan Labs Asset Management, Inc. (“Ryan Labs”), a New York-based asset manager specializing in liability-driven investing. At the time of the acquisition, Ryan Labs had approximately US$5.1 billion in assets under management.

In April 2014, Sun Life Investment Management Inc. (“SLIM Inc.”), our new third-party asset management business, began operations by launching investment products that are available to Canadian institutional investors to bring our investment expertise in private fixed income, commercial mortgages, real estate and liability-driven investing to pension funds and other institutional investors in Canada.

SLF U.S.

On September 9, 2015, we entered into an agreement with Assurant, Inc. (“Assurant”) to acquire Assurant’s U.S. Employee Benefits business. The transaction is subject to regulatory approvals and customary closing conditions and is expected to close by the end of the first quarter of 2016. For additional information refer to Note 3 of our 2015 Consolidated Financial Statements.

In December 2015, we closed our International wealth business to new sales. We re-focused the business on the life insurance segment, where we expect to achieve stronger growth and profitability.

Effective August 1, 2013, we sold our U.S. annuities business and certain of our U.S. life insurance businesses (collectively, our “U.S. Annuity Business”), including all of the issued and outstanding shares of Sun Life Assurance Company of Canada (U.S.). Our U.S. Annuity Business included our domestic U.S. variable annuity, fixed annuity and fixed indexed annuity products, corporate and bank-owned life insurance products and variable life insurance products.

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Annual Information Form 2015

SLF Asia

On January 7, 2016, we increased our ownership interest in PVI Sun Life Insurance Company Limited (“PVI Sun Life”), from 49% to 75%, by acquiring an additional 26% of the charter capital of PVI Sun Life from our joint venture partner PVI Holdings.

In December 2015, we entered into an agreement, under which we will increase our ownership in Birla Sun Life Insurance Company Limited (“BSLI”) from 26% to 49% by purchasing the additional interest from our joint venture partner. The transaction is expected to close by the end of the first quarter of 2016, subject to regulatory approvals and customary closing conditions.

In April 2013, in a joint venture arrangement, Sun Life Assurance and Khazanah Nasional Berhad (“Khazanah”) each acquired 49% of each of CIMB Aviva Assurance Berhad, a Malaysian insurance company, and CIMB Aviva Takaful Berhad, a Malaysian takaful company, and renamed the companies Sun Life Malaysia Assurance Berhad and Sun Life Malaysia Takaful Berhad (collectively referred to as “Sun Life Financial Malaysia”). The transaction included an exclusive right to distribute insurance products, including takaful products, through the CIMB Bank network across Malaysia.

Business of Sun Life Financial

Information about our business and operating segments, our strategy, products and methods of distribution, risk management policies and investment activities, is included in SLF Inc.’s 2015 MD&A which is incorporated by reference in this AIF.

Protection and Wealth Businesses

The global financial services industry continues to evolve in response to demographic and economic trends. The aging of the population in developed markets is placing a greater demand for wealth accumulation products for working age employees, income solutions for employees closer to retirement and wealth transfer vehicles for retirees. The longer life expectancy and the downloading of responsibility from governments and employers to individuals are creating demand for products such as long-term care, critical illness and voluntary group insurance as consumers turn to products that help ensure direct access to a range of health care services. Concern about the adequacy of public pension plans and employer funded retirement plans is continuing to provide growth in financial vehicles that address baby boomers’ concerns about the need for adequate resources and safeguards against market volatility in retirement.

In the emerging markets of Asia, demand for a wide variety of financial products, including protection, savings and investment vehicles, is growing strongly driven by rising individual income levels, strain of public resources, regulatory changes and regional demographic trends such as the aging population in China. Furthermore, these markets are expected to grow much faster than industrialized countries as penetration rates in these emerging markets are much lower.

Competition

The markets in which Sun Life Financial engages are highly competitive. We are competing against other insurance companies, banks, asset managers, mutual fund companies, financial planners and other financial services providers. Frequently, competition is based on pricing, the ability to provide value-added services and deliver excellence to both distributors and customers, and financial strength. Despite the fragile and uneven economic recovery during recent years, global economic weakness still persists, which has placed substantive competitive pressure on insurers. Sustained low investment yields, evolving regulatory requirements and pressure to enhance shareholder value have forced insurers to review their businesses, re-focus their operations and in some cases discontinue or divest non-core lines of business, as well as acquire businesses with higher growth potential.

The markets in which we compete are diverse and at different stages of development. In Canada, the financial services industry is relatively mature and the three largest insurance companies serve more than two-thirds of the Canadian insurance market. In the United States, the largest insurance market in the world, the market is more fragmented and characterized by a large number of competitors. The growth potential for insurance in Asian markets, such as India and China, has created strong competition from domestic and international insurers. On the asset management front, despite some consolidation, we face strong competition from a variety of sources including large global asset managers, small local managers specializing in niche markets, multi-national and local banks as well as other insurance companies.

Seasonality

Certain of our businesses are subject to seasonal factors. In Canada, sales of investment products spike during the first quarter of the year due to a contribution deadline for Registered Retirement Savings Plans. Timing of sales campaigns also influences sales of individual products in Canada and Asia. In the U.S., the sales pattern of our group life and health business largely reflects the renewal timing of employee benefit plans of our corporate clients, many of which begin on January 1 each year. This often results in higher sales in the fourth quarter. In India, the sales of individual insurance products usually peak in the first quarter of each year due to tax planning by customers. Overall, the impact of seasonal trends is not material to Sun Life Financial.

Number of Employees

As at December 31, 2015, we had 18,330 full-time equivalent employees across our operations excluding joint ventures and associates.

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Annual Information Form 2015

Business Segment	Employees
SLF Canada	6,595

SLF U.S.	2,375

SLF Asset Management	3,410

SLF Asia	2,455

Corporate*	3,495

* Corporate includes the operations of our United Kingdom business unit (“SLF U.K.”), investments, enterprise services and other supporting functions.

Sustainability Commitment

We are committed to the principle of sustainability in conducting our business. It is our view that sustainability extends well beyond the environmental definition. At Sun Life Financial, sustainability means we operate our businesses for the long term in an effort to continuously grow and improve to help ensure we meet our commitments to our customers. Our sustainability strategy focuses on managing our impact on the environment, a strong commitment to community wellness, exemplary governance and risk management, and attracting and developing top talent. Our focus on sustainability reflects the long-term nature of the commitments we make to our customers, provides a more viable long-term operating and financial platform for the Company and positions us to better meet the needs of future generations.

In 2014, Sun Life Assurance became the first major life insurer to sign on to the United Nations-supported Principles for Responsible Investment. MFS, Bentall Kennedy and SLIM Inc. have also adopted these principles.

For the seventh consecutive year, SLF Inc. has been named among the Global 100 Most Sustainable Corporations in the World, and SLF Inc. was ranked first in the Globe and Mail’s Board Games annual corporate governance ranking for 2015.

Our commitment to sustainability is set out in our Code of Business Conduct which applies to all employees and directors. The Governance, Nomination & Investment Committee of the SLF Inc. Board of Directors receives annual reports on sustainability and ensures our approach to sustainability is congruent with our corporate strategy. This Committee also assesses implementation and reviews sustainability reporting. At the management level, our International Sustainability Council is composed of senior representatives from a diverse range of geographic regions, business units and functions. This Council’s mandate is to provide leadership and advocacy to business units and functions to ensure we operate on a more sustainable basis. The Council is also accountable for strategy and policy development and monitoring, and risk escalation. The Council meets regularly and reports progress to our senior executive management and to the Governance, Nomination & Investment Committee.

Capital Structure

General

SLF Inc.’s authorized capital consists of unlimited numbers of Common Shares, Class A Shares and Class B Shares, each without nominal or par value.

The Class A Shares and Class B Shares may be issued in series as determined by SLF Inc.’s Board of Directors. The Board of Directors is authorized to fix the number, consideration per share, designation and rights and restrictions attached to each series of shares. The holders of Class A Shares and Class B Shares are not entitled to any voting rights except as described below or as otherwise provided by law. Additional information concerning our capital structure is included in SLF Inc.’s 2015 MD&A under the heading Capital and Liquidity Management and in Notes 14-16 and 22 to SLF Inc.’s 2015 Consolidated Financial Statements.

Common Shares

SLF Inc.’s Common Shares are listed on the Toronto, New York and Philippines stock exchanges, under the ticker symbol “SLF”. Each Common Share is entitled to one vote at meetings of the shareholders of SLF Inc., except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series.

Common Shares are entitled to receive dividends if and when declared by the Board of Directors. Dividends must be declared and paid in equal amounts per share on all Common Shares, subject to the rights of holders of the Class A Shares and Class B Shares. Holders of Common Shares will participate in any distribution of the net assets of SLF Inc. upon its liquidation, dissolution or winding-up on an equal basis per share, subject to the rights of the holders of the Class A Shares and Class B Shares. There are no pre-emptive, redemption, purchase or conversion rights attaching to the Common Shares.

Class A Shares

The Class A Shares of each series rank on parity with the Class A Shares of each other series with respect to the payment of dividends and the return of capital on the liquidation, dissolution or winding-up of SLF Inc. The Class A Shares are entitled to preference over the Class B Shares, the Common Shares and any other shares ranking junior to the Class A Shares with respect to the payment of dividends and the return of capital. The special rights and restrictions attaching to the Class A Shares as a class may not be amended without such approval as may then be required by law, subject to a minimum requirement of

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Annual Information Form 2015

approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of Class A Shares held for that purpose.

The following table provides information on SLF Inc.’s issued and outstanding Class A Shares (the “Class A Preferred Shares”). These Class A Preferred Shares are listed on the Toronto Stock Exchange (“TSX”).

Class A Preferred Shares

Series	Number of Shares Issued	TSX Ticker Symbol	Quarterly Dividend ($)	Early Redemption Date	Prospectus Date

Series 1	16,000,000	SLF.PR.A	0.296875	March 31, 2010	February 17, 2005

Series 2	13,000,000	SLF.PR.B	0.300000	September 30, 2010	July 8, 2005

Series 3	10,000,000	SLF.PR.C	0.278125	March 31, 2011	January 6, 2006

Series 4	12,000,000	SLF.PR.D	0.278125	December 31, 2011	October 2, 2006

Series 5	10,000,000	SLF.PR.E	0.281250	March 31, 2012	January 25, 2007

Series 8R	5,192,686	SLF.PR.G	0.142188	June 30, 2020	May 13, 2010

Series 9QR	6,007,314	SLF.PR.J	Floating	June 30, 2020	May 13, 2010

Series 10R	8,000,000	SLF.PR.H	0.243750	September 30, 2016	August 5, 2011

Series 12R	12,000,000	SLF.PR.I	0.265630	December 31, 2016	November 3, 2011

The shares in each series of Class A Preferred Shares were issued for $25 per share and holders are entitled to receive the non-cumulative quarterly dividends outlined in the preceding table. Subject to regulatory approval, SLF Inc. may redeem these shares on or after the early redemption dates noted above, in whole or in part at a declining premium. Additional information concerning these shares is contained in the prospectus and prospectus supplement under which the shares were issued, which may be accessed at www.sedar.com.

Class B Shares

The Class B Shares of each series rank on a parity with the Class B Shares of each other series with respect to the payment of dividends and the return of capital on the liquidation, dissolution or winding-up of SLF Inc. The Class B Shares are entitled to preference over the Common Shares and any other shares ranking junior to the Class B Shares with respect to the payment of dividends and the return of capital, but are subordinate to the Class A Shares and any other shares ranking senior to the Class B Shares with respect to the payment of dividends and return of capital. The special rights and restrictions attaching to the Class B Shares as a class may not be amended without such approval as may then be required by law, subject to a minimum requirement of approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of Class B Shares held for that purpose. No Class B Shares have been issued.

Constraints on Shares

The Insurance Act contains restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of SLF Inc. and Sun Life Assurance. Information on those restrictions can be found in this AIF under the heading Regulatory Matters-Canada-Restrictions on Ownership.

Market for Securities

The following tables set out the price range and trading volumes of SLF Inc.’s Common Shares and Class A Preferred Shares on the TSX during 2015:

Common Shares
	Price ($)			Trading volume
	High	Low	Close	(thousands)

January	42.41	37.12	38.86	23,851
February	42.53	38.16	38.50	39,057
March	41.11	37.98	39.03	30,932
April	40.42	38.56	38.61	18,636
May	41.54	38.68	39.70	24,256
June	43.39	39.45	41.70	35,914
July	43.23	40.80	42.69	19,548
August	45.44	36.88	41.82	29,065
September	43.50	40.44	43.04	31,079
October	45.65	41.98	44.10	28,359
November	45.22	43.19	44.04	24,275
December	45.09	42.29	43.15	24,063

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Annual Information Form 2015

Class A Preferred Shares

	Series 1				Series 2
	Price ($)			Trading volume	Price ($)			Trading volume
	High	Low	Close	(thousands)	High	Low	Close	(thousands)
January	25.42	24.16	25.00	132	25.48	24.31	24.99	94
February	25.46	24.89	24.96	141	25.50	24.93	24.93	167
March	25.09	24.62	24.70	172	25.21	24.88	24.99	209
April	24.94	24.42	24.89	134	25.16	24.72	24.99	151
May	24.90	23.27	23.86	201	25.12	23.42	23.88	169
June	23.86	22.75	23.60	182	24.10	22.90	23.70	201
July	24.10	22.63	22.70	103	24.11	22.80	22.80	165
August	22.93	21.31	21.85	129	23.05	21.55	22.05	81
September	22.48	21.03	21.68	120	22.82	21.05	21.60	108
October	22.12	20.19	22.00	193	22.24	20.29	22.14	162
November	22.54	21.63	22.00	226	22.71	21.64	21.96	153
December	22.24	20.53	21.96	269	22.40	20.78	21.98	313

	Series 3				Series 4
	Price ($)			Trading volume	Price ($)			Trading volume
	High	Low	Close	(thousands)	High	Low	Close	(thousands)
January	24.30	23.11	23.89	133	24.24	23.07	23.92	306
February	24.34	23.71	23.86	178	24.31	23.77	23.90	234
March	24.16	23.61	23.68	213	24.12	23.65	23.76	216
April	23.96	23.18	23.38	158	23.92	23.16	23.39	141
May	23.65	22.13	22.64	118	23.59	22.15	22.67	147
June	22.65	21.75	22.55	71	22.67	21.85	22.45	150
July	23.35	21.41	21.41	94	23.08	21.50	21.50	204
August	21.75	20.30	20.70	103	21.81	20.21	20.75	146
September	21.61	19.89	20.46	98	21.60	19.75	20.39	151
October	20.84	19.20	20.84	153	20.85	19.16	20.85	183
November	21.15	20.27	20.53	141	21.18	20.25	20.55	152
December	21.12	19.41	20.93	283	21.00	19.35	20.77	352

	Series 5				Series 8R
	Price ($)			Trading volume	Price ($)			Trading volume
	High	Low	Close	(thousands)	High	Low	Close	(thousands)
January	24.35	23.20	24.09	121	21.84	17.40	17.83	304
February	24.44	23.88	24.08	108	19.55	17.19	17.48	509
March	24.24	23.79	23.93	173	18.93	17.25	17.55	823
April	24.05	23.25	23.59	92	17.67	16.10	17.10	601
May	23.76	22.26	22.73	162	18.40	16.80	16.99	359
June	22.93	22.00	22.75	171	17.00	15.79	16.28	438
July	23.20	21.69	21.71	133	16.85	16.15	16.65	273
August	21.90	20.50	20.85	70	16.90	16.25	16.43	273
September	21.83	20.11	20.83	92	16.47	14.92	15.08	223
October	20.97	19.30	20.95	90	16.50	14.02	15.13	244
November	21.44	20.50	20.78	103	16.48	14.69	15.08	156
December	21.33	19.22	21.00	184	16.19	14.25	15.30	183

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Annual Information Form 2015

	Series 9QR (1)				Series 10R
	Price ($)			Trading volume	Price ($)			Trading volume
	High	Low	Close	(thousands)	High	Low	Close	(thousands)
January					26.00	23.56	23.75	139
February					25.00	22.25	22.50	139
March					23.36	22.30	22.60	343
April					22.50	20.12	22.44	168
May					22.69	21.41	22.08	164
June	16.75	16.75	16.75	100	21.98	20.89	21.08	86
July	16.68	15.65	16.20	127	21.16	19.20	19.35	248
August	16.61	13.95	14.40	124	20.50	18.56	18.91	191
September	14.83	12.24	12.90	252	19.41	17.00	17.30	150
October	14.00	12.65	13.60	190	18.97	15.60	17.51	188
November	14.26	13.13	13.40	339	19.59	17.40	18.49	311
December	14.20	12.65	14.20	267	19.14	15.26	18.99	265

	Series 12R
	Price ($)			Trading volume
	High	Low	Close	(thousands)
January	26.54	25.42	25.58	370
February	25.97	25.01	25.33	155
March	25.79	25.07	25.36	653
April	25.36	24.33	25.25	585
May	25.27	24.85	24.90	199
June	25.29	24.80	24.95	175
July	24.97	23.10	23.10	457
August	23.63	21.72	21.72	296
September	22.24	19.00	19.85	191
October	21.50	17.71	21.34	400
November	22.60	20.51	21.70	324
December	21.70	18.13	21.54	378

(1)

On June 30, 2015, 6.0 million Class A Non-Cumulative 5-Year Rate Reset Preferred Shares Series 8R were converted into Class A Non-Cumulative Floating Rate Preferred Shares Series 9QR through a shareholder option, on a one-for-one basis.

Sales of Unlisted Securities

SLF Inc. has issued the following unlisted securities since January 1, 2015.

On September 25, 2015, SLF Inc. issued $500 million principal amount of Series 2015-1 Subordinated Unsecured 2.60% Fixed/Floating Debentures due 2025.

Dividends

The declaration, amount and payment of dividends by SLF Inc. is subject to the approval of its Board of Directors and is dependent on our results of operations, financial condition, cash requirements, regulatory and contractual restrictions and other factors considered by the Board of Directors.

The dividends declared by SLF Inc. in the three years ended December 31, 2015 are set out in SLF Inc.’s 2015 MD&A under the heading “Capital – Shareholder Dividends”, which is incorporated by reference in this AIF.

The Insurance Act prohibits the declaration or payment of dividends on shares of an insurance company if there are reasonable grounds for believing the company does not have, or the payment of the dividend would cause the company not to have, adequate capital or liquidity, or upon any direction made by the Superintendent. The Insurance Act also requires that an insurance company notify the Superintendent of the declaration of a dividend at least fifteen days before the dividend payment date.

As a holding company, SLF Inc. depends primarily on the receipt of funds from its subsidiaries to pay shareholder dividends, interest payments and operating expenses. The source of these funds is primarily dividends and capital repayments that SLF Inc. receives from its subsidiaries. The inability of its subsidiaries to pay dividends or return capital in the future may materially impair SLF Inc.’s ability to pay dividends to shareholders or to meet its cash obligations. Additional information concerning legislation regulating the ability of SLF Inc.’s subsidiaries in Canada, the U.S., the UK and Asia to pay dividends or return capital can be found in this AIF under the heading Regulatory Matters.

SLF Inc. and Sun Life Assurance have each covenanted that, if a distribution is not paid when due on any outstanding Sun Life ExchangEable Capital Securities (“SLEECS”) issued by Sun Life Capital Trust and Sun Life Capital Trust II, Sun Life Assurance

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will not pay dividends on its Public Preferred Shares, if any are outstanding. If Sun Life Assurance does not have any Public Preferred Shares, then SLF Inc. will not pay dividends on its preferred shares or Common Shares, in each case, until the twelfth month (in the case of the SLEECS issued by Sun Life Capital Trust) or sixth month (in the case of SLEECS issued by Sun Life Capital Trust II) following the failure to pay the required distribution in full, unless the required distribution is paid to the holders of the SLEECS. Public Preferred Shares means preferred shares issued by Sun Life Assurance which: (a) have been issued to the public (excluding any preferred shares held beneficially by affiliates of Sun Life Assurance); (b) are listed on a recognized stock exchange; and (c) have an aggregate liquidation entitlement of at least $200 million. Sun Life Assurance has not issued any shares that qualify as Public Preferred Shares as at the date of this AIF.

The terms of SLF Inc.’s outstanding Class A Preferred Shares provide that for so long as Sun Life Assurance is a subsidiary, no dividends on such preferred shares may be declared or paid if the MCCSR ratio of Sun Life Assurance is less than 120%.

Security Ratings

SLF Inc.’s Class A Preferred Shares, senior unsecured debentures, and subordinated unsecured debentures are rated by independent rating agencies. Security ratings assigned to securities by the rating agencies may be subject to revision or withdrawal at any time by the applicable rating agency and are not a recommendation to purchase, hold or sell these securities as such ratings do not comment as to market price or suitability for a particular investor. Security ratings are intended to provide investors with an independent measure of the credit quality of an issue of securities.

The table below provides the security ratings for SLF Inc.’s securities as at February 10, 2016. All rating agencies currently have stable outlooks on SLF Inc. security ratings.

Security Ratings
	DBRS[1]		S&P2		Moody’s3		Fitch[4]		A.M. Best[5]
	Rating	Rank	Rating	Rank	Rating	Rank	Rating	Rank	Rating	Rank

Senior Unsecured Debentures	A	6 of 26	A	6 of 22	NR6		A-	7 of 21	a-	7 of 22
Series B,D & E

Subordinated Unsecured Debentures	A (low)	7 of 26	A-	7 of 22	NR6		BBB+	8 of 21	bbb+	8 of 22
Series 2007-1, 2008-1, 2012-1, 2014-1 and 2015-1

Class A Preferred Shares	Pfd-2	5 of 16	P-2(high) /BBB+[7]	4 of 18/ 6 of 20[7]	Baa2 (hyb)	8 of 21	BBB-	10 of 21	bbb	9 of 22
Series 1-5, 8R, 9QR, 10R and 12R

[1]	DBRS Limited.
[2]	Standard & Poor’s, a division of McGraw-Hill Companies.
[3]	Moody’s Investors Service has only provided a rating for SLF Inc.’s Class A Preferred Shares Series 2.
[4]	Fitch Ratings, Inc. We do not participate in Fitch’s rating process, or provide additional information to Fitch Ratings, beyond our available public disclosures.
[5]	A.M. Best Company, Inc.
[6]	Not Rated.
[7]	The Canadian scale rating/global scale rating for preferred shares.

The descriptions of the ratings below are sourced from public information as disclosed by each rating agency.

DBRS

On December 17, 2015, DBRS published and began applying a new ratings methodology entitled “Global Methodology for Rating Life and P&C Insurance Companies and Insurance Organizations”. As a result of the application of the new methodology the SLF Inc. Senior Unsecured Debentures, Subordinated Unsecured Debentures and Class A Preferred Shares ratings were all lowered by one notch. DBRS indicated that all trends were stable. DBRS has indicated that the downgrade of the ratings results from the application of the new methodology under which there is typically a wider notch differential between holding company and operating company ratings than in prior methodologies.

The DBRS long-term rating scale provides an opinion on the risk of default. That is, the risk that an issuer will fail to satisfy its financial obligations in accordance with the terms under which an obligation has been issued. Ratings are based on quantitative and qualitative considerations relevant to the issuer, and the relative ranking of claims. DBRS assigns long-term ratings in a range from AAA to D, and “(high)” and “(low)” designations indicate standing within the major rating categories. The absence of either a “(high)” or “(low)” designation indicates the rating is in the middle of the category. There are no “(high)” or “(low)” designations for AAA and D ratings.

SLF Inc.’s Senior Unsecured Debentures have been assigned an A rating. SLF Inc.’s Subordinated Unsecured Debentures have been assigned an A (low) rating. A ratings, reflecting a good credit quality, are assigned to issues when the capacity for the payment of financial obligations is substantial, but of lesser credit quality than AA, and the issue may be vulnerable to future events, but qualifying negative factors are considered manageable.

DBRS assigns ratings for preferred shares in a range from Pfd-1 to D. Reference to “high” and “low” designations indicate standing within the major rating categories. The absence of either a “(high)” or “(low)” designation indicates the rating is in the middle of the category. There are no “(high)” or “(low)” designations for D ratings. The DBRS preferred share rating scale is used in the Canadian securities market and is meant to give an indication of the risk that a borrower will not fulfill its full obligations in a timely manner, with respect to both dividend and principal commitments. SLF Inc.’s Class A Preferred Shares

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have been assigned a Pfd-2 rating, the second highest among rating categories used by DBRS. Preferred shares rated Pfd-2 are of satisfactory credit quality. Protection of dividends and principal is still substantial, but earnings, the balance sheet and coverage ratios are not as strong as Pfd-1 rated companies.

Standard & Poor’s

S&P’s credit ratings for securities are based, in varying degrees, on S&P’s analysis of the following considerations:

•	Likelihood of payment - capacity and willingness of the obligor to meet its financial commitment on an obligation in accordance with the terms of the obligation;

•	Nature of and provisions of the obligation and the promise imputed by S&P; and

•

Protection afforded by, and relative position of, the obligation in the event of bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditors’ rights.

These ratings are an assessment of default risk, but may incorporate an assessment of relative seniority or ultimate recovery in the event of default. Junior obligations are typically rated lower than senior obligations, to reflect the lower priority in bankruptcy.

S&P assigns long-term ratings in a range from AAA to D. The ratings from AA to CCC may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories. The absence of either a plus or minus designation indicates the rating is in the middle of the category.

SLF Inc.’s Senior Unsecured Debentures and Subordinated Unsecured Debentures have been assigned A and A- ratings, respectively. An A rating category indicates that the obligor’s capacity to meet its financial commitment on the obligation is strong.

S&P has Canadian and global rating scales for preferred shares. S&P assigns ratings for Canadian preferred shares in a range from P-1 to D on the Canadian scale and from AA to D on the global rating scale. S&P uses “high” and “low” designations to indicate standing within the major rating categories on the Canadian rating scale and + or - designations to indicate the relative standing of securities within a particular rating category on the global rating scale. The absence of either a “high” and “low” or a plus or minus designation indicates the rating is in the middle of the category.

S&P’s preferred share rating on the Canadian scale is a forward-looking opinion about the creditworthiness of an obligor with respect to a specific preferred share obligation issued in the Canadian market, relative to preferred shares issued by other issuers in the Canadian market. There is a direct correspondence between the specific ratings assigned on the Canadian preferred share scale and the various rating levels on the global debt rating scale of Standard & Poor’s. S&P presents an issuer’s preferred share ratings on both the global rating scale and on the Canadian national scale when listing the ratings for a particular issuer.

SLF Inc.’s Class A Preferred Shares have been assigned a P-2 (high) rating on the Canadian scale, which corresponds to a BBB+ rating on the global scale. The P-2 rating denotes that the specific obligation exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

Moody’s

Moody’s long-term obligation ratings are forward-looking opinions of the relative credit risk of financial obligations with an original maturity of one year or more. They reflect both on the likelihood of a default on contractually promised payments and the expected financial loss suffered in the event of default.

Moody’s assigns long-term obligation ratings in a range from Aaa to C. Moody’s appends numerical modifiers 1, 2, and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category. Additionally, a “(hyb)” indicator is appended to all ratings of hybrid securities.

SLF Inc.’s Class A Preferred Shares Series 2 have been assigned a Baa2 (hyb) rating. Obligations rated Baa are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics.

Fitch

Fitch’s credit ratings provide an opinion on the relative ability of an entity to meet financial commitments, such as interest, preferred dividends, repayment of principal, insurance claims or counterparty obligations. Fitch’s credit ratings do not directly address any risk other than credit risk. In particular, ratings do not deal with the risk of a market value loss on a rated security due to changes in interest rates, liquidity and other market considerations.

Fitch assigns long-term ratings for debt and preferred shares in a range from AAA to C. The modifiers + or - may be appended to a rating to denote relative status within major rating categories. The absence of either a plus or minus designation indicates the rating is in the middle of the category. Such modifiers are not added to the AAA rating or to ratings below B.

SLF Inc.’s Senior Unsecured Debentures have been assigned an A- rating. An A rating denotes expectations of low default risk and the capacity for payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to adverse business or economic conditions than is the case for higher ratings. SLF Inc.’s Subordinated Unsecured Debentures and Class A Preferred Shares have been assigned BBB+ and BBB- ratings, respectively. A BBB rating indicates that expectations of default risk are currently low and the capacity for payment of financial commitments is considered adequate but adverse business or economic conditions are more likely to impair this capacity.

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A.M. Best

A.M. Best’s debt issue rating provides an opinion of credit quality assigned to debt issues that gauges an issuer’s ability to meet the terms of the debt obligations and can be issued on a long- or short-term basis. A debt rating assigned to a specific issue is A.M. Best’s opinion of the issuer’s ability to meet the ongoing financial obligations to security holders when due. As such, a debt rating is an opinion regarding the relative future credit risk. Credit risk is the risks that a debt issuer may not meet its contractual financial obligations as they come due. The rating does not address any other risk, including, but not limited to, liquidity risk, market value risk or price volatility of rated obligations.

A.M. Best assigns long-term ratings in a range from “aaa” to “d”. Ratings from “aa” to “ccc” may be enhanced with a “+” (plus) or “-” (minus) to indicate whether credit quality is near the top or bottom of a category. The absence of either a plus or minus designation indicates the rating is in the middle of the category.

SLF Inc.’s Senior Unsecured Debentures have been assigned an “a-” rating. An “a-” rating denotes an issuer’s excellent ability to meet the terms of the obligation.

SLF Inc.’s Subordinated Unsecured Debentures and Class A Preferred Shares have been assigned “bbb+” and “bbb” ratings, respectively. A “bbb” rating denotes an issuer’s good ability to meet the terms of the obligation; however, the issue is more susceptible to changes in economic and other conditions.

Transfer Agents and Registrars

Common Shares

CST Trust Company is the principal transfer agent and the registrar for SLF Inc.’s Common Shares. The central securities register is maintained in Toronto, Ontario, Canada.

Transfer Agent

Canada	CST Trust Company 320 Bay Street, 3rd Floor Toronto, Ontario Canada M5H 4A6
Co-Transfer Agents

United States	American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, NY 11219 United States

United Kingdom	Capita Registrars The Registry 34 Beckenham Road Beckenham Kent BR3 4TU United Kingdom

Philippines	Rizal Commercial Banking Corporation RCBC Stock Transfer Processing Section Ground Floor, West Wing GPL (Grepalife) Building 221 Senator Gil Puyat Avenue Makati City, Philippines

Hong Kong	Computershare Hong Kong Investor Services Limited 17M Floor, Hopewell Centre 183 Queen’s Road East Wanchai, Hong Kong

Preferred Shares and Debentures

CST Trust Company is the transfer agent and the registrar for SLF Inc.’s Class A Preferred Shares, and CIBC Mellon Trust Company c/o BNY Trust Company of Canada is the trustee and the registrar for SLF Inc.’s senior unsecured debentures, Series B, D and E and its subordinated unsecured debentures, Series 2007-1, 2008-1, 2012-1, 2014-1 and 2015-1. The registers for those securities are maintained in Toronto, Ontario, Canada.

Directors and Executive Officers

Board of Directors

At December 31, 2015, the Board of Directors of SLF Inc. had four standing committees: Audit & Conduct Review Committee, Governance, Nomination & Investment Committee, Management Resources Committee and Risk Review Committee.

The following table sets out the directors of SLF Inc. as of the date of this AIF and, for each director, the province or state and country of his or her residence, principal occupation, years as a director, and membership on board committees. The term of each director expires at the close of business of the Annual Meeting in 2016. Each director of SLF Inc. is an independent

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director as defined in the Company’s Director Independence Policy, except Mr. Connor, the President & Chief Executive Officer of SLF Inc.

Name and Province/State and Country of Residence	Principal Occupation	Director Since	Board Committee Membership
William D. Anderson Ontario, Canada	Corporate Director	2010	Audit & Conduct Review Risk Review
John H. Clappison Ontario, Canada	Corporate Director	2006	Audit & Conduct Review Governance, Nomination & Investment
Dean A. Connor Ontario, Canada	President & Chief Executive Officer, SLF Inc. and Sun Life Assurance	2011	None
Martin J. G. Glynn British Columbia, Canada	Corporate Director	2010	Governance, Nomination & Investment Management Resources
M. Marianne Harris Ontario, Canada	Corporate Director	2013	Governance, Nomination & Investment Management Resources
Krystyna T. Hoeg Ontario, Canada	Corporate Director	2002	Management Resources Risk Review
Sara Grootwassink Lewis California, U.S.A.	Corporate Director	2014	Governance, Nomination & Investment Management Resources
Scott F. Powers Massachusetts, U.S.A.	Corporate Director	2015	Governance, Nomination & Investment Management Resources
Réal Raymond Québec, Canada	Chairman, Métro Inc. Chairman, Héroux-Devtek Inc.	2013	Audit & Conduct Review Risk Review
Hugh D. Segal, CM Ontario, Canada	Master of Massey College, University of Toronto	2009	Governance, Nomination & Investment Management Resources
Barbara G. Stymiest Ontario, Canada	Corporate Director	2012	Audit & Conduct Review Risk Review
James H. Sutcliffe London, England	Chairman, SLF Inc. and Sun Life Assurance	2009	None

Each director of SLF Inc. has been engaged for more than five years in his or her present principal occupation or in other capacities with the company or organization (or predecessor thereof) in which he or she currently holds his or her principal occupation, except:

(i)	Ms. Harris, who from 2000 to 2013 was Managing Director and from 2010 until 2013 was President, Corporate and Investment Banking, Merrill Lynch Canada Inc.;
(ii)	Mr. Powers, who from 2008 to August 2015 was President and Chief Executive Officer, State Street Global Advisors and Executive Vice-President, State Street Corporation;
(iii)	Mr. Raymond, who from 2007 to March 2014 was a Corporate Director;
(iv)	Mr. Segal, who from 2005 to July 2014 was a Senator, Parliament of Canada; and
(v)	Ms. Stymiest, who from January 2012 until November 2013 was Chair, BlackBerry Limited and from 2009 to 2011 was Group Head, Strategy and Corporate Services, Royal Bank of Canada.

Audit & Conduct Review Committee

The responsibilities and duties of the Audit & Conduct Review Committee are set out in its charter, a copy of which is attached as Appendix A.

The Board of Directors has determined that each member of its Audit & Conduct Review Committee is independent as defined in the Company’s Director Independence Policy and is financially literate. In the board’s judgment, a member of the Committee is financially literate if, after seeking and receiving any explanations or information from senior financial management of the Company or the auditors of the Company that the member requires, the member is able to read and understand the consolidated financial statements of the Company to the extent sufficient to be able to intelligently ask, and to evaluate the answers to, probing questions about the material aspects of those financial statements.

The members of the Audit & Conduct Review Committee as of the date of this AIF and their qualifications and education are set out below.

William D. Anderson (Chairman) is a corporate director. He is a Chartered Professional Accountant who joined BCE Inc., a global telecommunications company, in 1991. Mr. Anderson held progressively senior positions including Chief Financial Officer of BCE Inc. from 1998 to 2001, President of BCE Ventures, the strategic investment unit of BCE Inc. from 2001 to 2005, and Chairman and Chief Executive Officer of Bell Canada International Inc. from 2000 to 2007. Prior to joining BCE, Mr. Anderson spent 17 years with the public accounting firm KPMG, where he was a partner for nine years. He was appointed a Fellow of the Chartered Professional Accountants of Ontario in October 2011. Mr. Anderson joined the Board of Directors, the Audit Committee and the Risk Review Committee of SLF Inc. and Sun Life Assurance in May 2010. In May 2012 he was appointed Chairman of the Audit & Conduct Review Committee. Mr. Anderson is chairman of Gildan Activewear Inc. and a director of TransAlta Corporation and until April 2015 was a member of its audit and risk committee. He served as chairman of Nordion Inc. (formerly MDS Inc.) until August 2014. Mr. Anderson became a Fellow of the Institute of Corporate Directors in June 2010.

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Annual Information Form 2015

John H. Clappison, a corporate director, is a Chartered Professional Accountant who joined the firm of Price Waterhouse in 1968. He became a Partner of the firm in 1980 and in 1990 became Managing Partner of the Greater Toronto Area office, a position he continued to hold after the merger of Price Waterhouse with Coopers & Lybrand to form PricewaterhouseCoopers in 1998, until he retired in December 2005. He was appointed a Fellow of the Chartered Professional Accountants of Ontario in 1988. He has lectured on accounting practices at Ryerson University, the University of Toronto and the Chartered Professional Accountants of Ontario School of Accountancy. Mr. Clappison joined the Board of Directors, the Audit Committee and the Risk Review Committee of SLF Inc. and Sun Life Assurance in 2006. He was the Chairman of the Audit Committee from May 2010 until May 2012 and was the Chairman of the Risk Review Committee from May 2012 until May 2015. He remains a member of the Audit & Conduct Review Committee and was appointed Chairman of the Governance, Nomination & Investment Committee in May 2015. Mr. Clappison is a director and chairman of the audit committee of Cameco Corporation and Rogers Communications Inc. Until March 2013 Mr. Clappison was a director and chairman of the audit committee of Inmet Mining and until February 2011 he was a trustee and chairman of the audit committee of Canadian Real Estate Investment Trust. Mr. Clappison is a director of Summit Energy Inc., a private company, a board member of the Face the Future Foundation, a trustee of the Shaw Festival Theatre Endowment Foundation and a director of the Corporation of Massey Hall and Roy Thomson Hall Endowment Foundation. Mr. Clappison is a member of the Canadian Audit Committee Network.

Réal Raymond was appointed Chairman of Métro Inc., a food and pharmaceutical distributor, in January 2015. Mr. Raymond is also Chairman of Héroux-Devtek Inc., a global supplier of aircraft landing gear. He was President and Chief Executive Officer of National Bank of Canada, a financing corporation and bank, until he retired in May 2007. Mr. Raymond held senior positions with National Bank of Canada during his 37-year career including President, Personal and Commercial Banking and President and Chief Operating Officer. He joined the Board of Directors, the Management Resources Committee and the Risk Review Committee of SLF Inc. and Sun Life Assurance in May 2013. He became a member of the Audit & Conduct Review Committee in May 2014. Until September 2015 Mr. Raymond was Chairman of the board of directors of Aéroports de Montréal. He received an honorary doctorate from Université du Québec à Montréal School of Management in May 2007 and from October 2008 until October 2013 Mr. Raymond served as Chancellor of Université du Québec à Montréal. Mr. Raymond is a Fellow of the Institute of Canadian Bankers and holds a Master of Business Administration degree.

Barbara G. Stymiest, a corporate director, is a Chartered Professional Accountant who was Chair of BlackBerry Limited, a global provider of wireless products and services, from January 2012 until November 2013. She was a member of the Group Executive at Royal Bank of Canada, an international banking and financial services organization, from 2004 until June 2011. From 2009 Ms. Stymiest was Royal Bank’s Group Head, Strategy, Treasury and Corporate Services and prior to that served as its Chief Operating Officer. Prior to 2004 she held senior positions in the financial services sector including Chief Executive Officer, TSX Group Inc., Executive Vice-President and Chief Financial Officer, BMO Nesbitt Burns, and Partner, Financial Services Group, Ernst & Young LLP. Ms. Stymiest joined the Board of Directors, the Management Resources Committee and the Risk Review Committee of SLF Inc. and Sun Life Assurance in May 2012. She became a member of the Audit & Conduct Review Committee and Chair of the Risk Review Committee in May 2015. Ms. Stymiest is a Fellow of the Chartered Professional Accountants of Ontario and received an Award of Outstanding Merit from that organization in 2011. She is a director and Chair of the audit and risk management committee of BlackBerry Limited, a director and Chair of the audit committee of George Weston Limited, one of North America’s largest food processing and distribution groups, Chair of the Canadian Institute for Advanced Research and a trustee of University Health Network. She holds an Honours Business Administration degree.

SLF Inc.’s Board of Directors has determined that each of William D. Anderson, John H. Clappison and Barbara G. Stymiest is an audit committee financial expert as defined by the SEC. The SEC has indicated that the designation of a person as an audit committee financial expert does not make that person an “expert” for any purpose, or impose any duties, obligations or liabilities on that person that are greater than those imposed on members of the audit committee and board of directors who do not carry this designation or affect the duties, obligations or liabilities of any other member of the Audit & Conduct Review Committee or Board of Directors.

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Annual Information Form 2015

Executive Officers

The following table sets out the executive officers of SLF Inc. as at February 10, 2016.

Name	Province/State and Country of Residence	Position

Dean A. Connor	Ontario, Canada	President & Chief Executive Officer

Claude A. Accum	Massachusetts, USA	Executive Vice-President & Chief Risk Officer

Carolyn D. Blair	Ontario, Canada	Executive Vice-President, Chief Human Resources & Communications Officer

Kevin P. Dougherty	Ontario, Canada	President, SLF Canada

Daniel R. Fishbein	Maine, USA	President, SLF U.S.

Colm J. Freyne	Ontario, Canada	Executive Vice-President & Chief Financial Officer

Melissa J. Kennedy	Ontario, Canada	Executive Vice-President, Chief Legal Officer & Public Affairs

Stephen C. Peacher	Massachusetts, USA	President, Sun Life Investment Management

Mark S. Saunders	Ontario, Canada	Executive Vice-President & Chief Information Officer

Kevin D. Strain	Hong Kong	President, SLF Asia

Each executive officer of SLF Inc. has held his current position or other senior positions with the Company during the past five years with the following exceptions. Prior to May 2012, Ms. Blair was Senior Vice-President, Human Resources, Canadian Banking and North American Credit Cards & Auto Finance, TD Canada Trust. Prior to March 2014, Mr. Fishbein was President, Specialty Businesses, Aetna Inc., from March 2013 to March 2014 and Head of Group Insurance, Aetna Inc., from January 2011 to March 2013. Prior to June 2014, Ms. Kennedy was Senior Vice-President, General Counsel & Corporate Affairs, Ontario Teachers’ Pension Plan.

Cease Trade Orders, Bankruptcies, Penalties and Sanctions

Except as disclosed below, no director or executive officer of SLF Inc. is or has been, in the last ten years, a director, chief executive officer or chief financial officer of a company that, while that person was acting in that capacity, (a) was the subject of a cease trade or similar order or an order that denied the company access to any exemption under Canadian securities legislation, for a period of more than 30 consecutive days, or (b) was subject to an event that resulted, after that person ceased to be a director, chief executive officer or chief financial officer, in the company being the subject of a cease trade or similar order or an order that denied the company access to any exemption under Canadian securities legislation, for a period of more than 30 consecutive days. No director or executive officer of SLF Inc. is or has been, in the last ten years, a director or executive officer of a company that, while that person was acting in that capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets except for the following:

(i)	Mr. Glynn was a director of MF Global Holdings Ltd. when it filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States in October 2011. Mr. Glynn is no longer a director of MF Global Holdings Ltd.
(ii)	Ms. Stymiest became a director of BlackBerry Limited (“BlackBerry”) in March 2007. At that time, directors, officers and other current and former employees of BlackBerry were subject to a management cease trade order issued by certain Canadian securities regulators on November 7, 2006 in response to BlackBerry’s failure to make certain securities filings. Ms. Stymiest became subject to the order when she became a director. The order was lifted on May 23, 2007 after the securities filings were made.

Shareholdings of Directors and Executive Officers

As at December 31, 2015, SLF Inc.’s directors and executive officers, as a group, owned, directly or indirectly, or had voting control or direction over 174,321 Common Shares of SLF Inc., or less than 1% of the total Common Shares outstanding.

Code of Business Conduct

Our approach to business conduct is based on ethical behaviour, adhering to high business standards, integrity and respect. The Board of Directors sets the “tone from the top” and satisfies itself that senior management sustains a culture of integrity throughout the organization. The Board has adopted the Sun Life Financial Code of Business Conduct that applies to all directors, officers and employees. The Sun Life Financial Code of Business Conduct may be accessed on the Sun Life Financial website at www.sunlife.com. It has been filed with securities regulators in Canada and with the SEC and may be accessed at www.sedar.com and www.sec.gov, respectively.

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Annual Information Form 2015

The Governance, Nomination & Investment Committee reviews the effectiveness of, and compliance with, the Code of Business Conduct, reports on its review to the Board of Directors on an annual basis, and makes recommendations on amendments as required. No waivers of the Code for directors or executive officers have been granted.

Principal Accountant Fees and Services

The following table shows the fees related to services provided by the Company’s external auditors, Deloitte LLP, for the past two years.

	Year Ended December 31 ($ millions)
	2015	2014*

Audit Fees	15.9	15.6
Audit-Related Fees	0.9	2.2
Tax Fees	0.6	1.0
All other Fees	0.7	2.9

*	The 2014 amounts have been adjusted to include $0.2 million in fees related to fiscal 2014 audits. These fees could not be estimated at the time of reporting in 2014.

Audit fees relate to professional services rendered by the auditors for the audit of our annual consolidated financial statements, the statements for our segregated funds and services related to statutory and regulatory filings.

Audit-related fees include assurance services not directly related to performing the audit of the annual consolidated financial statements of the Company. These include internal control reviews, specified procedure audits, audits required for specific regulatory or compliance purposes and employee benefit plan audits.

Tax fees relate to tax compliance, tax advice and tax planning.

All other fees relate to products and services other than audit, audit-related and tax as described above.

SLF Inc. has established a policy requiring pre-approval of services provided by its external auditors, a copy of which is attached as Appendix B. Fees paid to SLF Inc.’s external auditors have been approved by the Audit & Conduct Review Committee of the Board of Directors of SLF Inc. in accordance with the policy.

None of the services provided by the Company’s external auditors described above were approved pursuant to a waiver of pre-approval provisions under SEC rules (paragraph (c)(7)(i)(C) of Rule 2 - 01 of Regulation S-X).

Interest of Experts

Deloitte LLP, Independent Registered Public Accounting Firm and Licensed Public Accountants, is the external auditor of SLF Inc., and are independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

Larry Madge, the Appointed Actuary of SLF Inc., has provided an opinion on the value of policy liabilities and reinsurance recoverables for SLF Inc.’s statements of financial position as at December 31, 2015 and 2014 and the change in the consolidated statements of operations for the years then ended. Mr. Madge owned beneficially, directly or indirectly, less than 1% of all outstanding securities or other property of SLF Inc. or its affiliates when he prepared that opinion, or after that opinion was prepared, and he does not expect to receive any such securities or other property in excess of that amount in the future.

Regulatory Matters

Sun Life Financial is subject to regulation and supervision by government authorities in the jurisdictions in which it does business.

Canada

Regulation of Insurance Operations

SLF Inc. is incorporated under and governed by the Insurance Act. OSFI administers the Insurance Act and supervises the activities of Sun Life Financial. SLF Inc. has all the powers and restrictions applicable to life insurance companies governed by the Insurance Act, which permits insurance companies to offer, directly or through subsidiaries or networking arrangements, a broad range of financial services, including:

•	Insurance and reinsurance;
•	Investment counselling and portfolio management;
•	Mutual funds;
•	Trust services;
•	Banking services;
•	Real property brokerage and appraisal; and

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Annual Information Form 2015

•	Merchant banking services.

The Insurance Act requires the filing of annual and other reports on the financial condition of insurance companies, provides for periodic examinations of insurance companies’ affairs, imposes restrictions on transactions with related parties, and sets out requirements governing certain aspects of insurance companies’ businesses.

OSFI supervises SLF Inc. on a consolidated basis to ensure that it has an overview of activities of SLF Inc. and its consolidated subsidiaries. This consolidated supervision includes the ability to review insurance and non-insurance operations of SLF Inc. and subsidiaries and supervisory power to bring about corrective action. OSFI has extensive powers to intervene in the affairs of regulated insurance companies, including the power to request information or documents, to conduct investigations, to require that appropriate actions are taken to address issues identified by OSFI and to levy fines. OSFI may intervene and assume control of an insurance company governed by the Insurance Act if OSFI deems that the amount of the company’s available capital is not sufficient.

Investment Powers

Under the Insurance Act, a life insurance company must maintain a prudent portfolio of investments, subject to certain overall limitations on the amount it may invest in certain classes of investments, such as commercial loans, real estate and stocks. Additional restrictions (and, in some cases, the need for regulatory approvals) limit the type of investments which Sun Life Financial can make in excess of 10% of the voting rights or 25% of the equity of any entity.

Capital and Surplus Requirements

Prior to January 1, 2016, OSFI assessed SLF Inc.’s capital adequacy based on the framework in OSFI’s Guideline A-2 - Capital Regime for Regulated Insurance Holding Companies and Non-Operating Life Companies. Under this guideline, non-operating life insurance companies, such as SLF Inc., were expected to manage their capital in a manner commensurate with their risk profile and control environments. Effective January 1, 2016, non-operating life insurance companies are subject to the MCCSR capital rules which have been established by OSFI and Guideline A-2 was repealed.

Sun Life Assurance, SLF Inc.’s principal operating life insurance subsidiary in Canada, is also subject to the OSFI’s MCCSR capital rules.

OSFI’s MCCSR calculation involves using qualifying models or applying quantitative factors to specific assets and liabilities, as well as to certain off-balance sheet items, based on the following risk components: (i) asset default risk, (ii) mortality, morbidity and lapse risk, (iii) changes in interest rate environment risk, (iv) segregated fund guarantee risk, (v) off-balance sheet activity exposure and (vi) foreign exchange risk. The total capital required is the sum of the capital required calculated for each of these six risk components. Capital requirements may be adjusted by OSFI as experience develops to reflect changes to the risk profile of an insurance company, or the industry more broadly or to reflect new risks.

OSFI uses this total, in conjunction with the amount calculated as available capital, together with other considerations, in assessing the capital adequacy of Canadian life insurance companies. The minimum regulatory MCCSR ratio is 120%, with a supervisory target ratio of 150%. OSFI expects life insurance companies to establish internal capital targets set above the supervisory target to take into account such factors as market volatility, operational risk, and the unique risk profile of the company.

The principal elements contributing to available capital for Canadian non-operating life companies and operating life insurance companies which are governed by the Insurance Act include common shares, contributed surplus, retained earnings, the participating account, accumulated currency translation account, unrealized gains and losses on available-for-sales equities, qualifying preferred shares, innovative capital instruments and subordinated debt, and a portion of actuarial liabilities related to future policyholder terminal dividends. Funds raised by Insurance Holding Companies or Canadian life insurance companies through borrowing or issuing securities are treated as different categories of available capital, depending on the characteristics of the instrument issued.

Available capital is reduced by the aggregate of their goodwill and controlling interests in non-life financial corporations, non-controlling substantial investments in corporations, a portion of cash value deficiencies, credit taken on reserves on reinsurance ceded to unregistered reinsurers and the net decrease in policy liabilities arising from assumed mortality improvements.

OSFI has released its 2016 MCCSR Guideline, which is effective for periods commencing January 1, 2016. It is not expected that the changes in the 2016 MCCSR Guideline will have a material impact on Sun Life Assurance’s MCCSR ratio. As noted above, the 2016 MCCSR Guideline is applicable to SLF Inc. effective January 1, 2016.

In January 2015, OSFI released a paper, Life Insurance Capital Framework - Standard Approach, which provided an update on approaches and methodologies being contemplated by OSFI as it revises the life insurance regulatory capital framework. The Company is engaged in ongoing discussions with OSFI and other industry participants on the development of this framework, and is actively participating in the related Quantitative Impact Studies conducted by OSFI. The potential outcomes and impacts of these initiatives are uncertain.

Restrictions on Dividends and Capital Transactions

The Insurance Act prohibits the declaration or payment of dividends on shares of an insurance company if there are reasonable grounds for believing the company does not have, or the payment of the dividend would cause the company not to have, adequate capital or liquidity, or upon any direction made by the Superintendent. The Insurance Act also requires that an insurance company notify the Superintendent of the declaration of a dividend at least fifteen days before the dividend payment date.

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The Insurance Act also prohibits the purchase for cancellation of shares issued by an insurance company or the redemption of redeemable shares or other similar capital transactions, if there are reasonable grounds for believing that the company does not have, or the payment would cause the company not to have, adequate capital or liquidity, or upon any direction made by the Superintendent. Further, any redemption or purchase for cancellation of shares issued by an insurance company or similar capital transactions are prohibited without the prior approval of the Superintendent.

Restrictions on Ownership

The Insurance Act contains restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of an insurance company. Pursuant to these restrictions:

•

No person is permitted to acquire any shares of SLF Inc. if the acquisition would cause the person to have a “significant interest” in any class of shares of SLF Inc., without the prior approval of the Minister of Finance of Canada;

•

SLF Inc. is not permitted to record any transfer or issue of shares of SLF Inc. if the transfer or issue would cause the person to have a significant interest in SLF Inc., unless prior approval is obtained from the Minister of Finance of Canada;

•	No person who has a significant interest in SLF Inc. may exercise any voting rights attached to the shares held by that person, unless prior approval of the Minister of Finance of Canada is obtained.

A person has a significant interest in a class of shares where the aggregate of any shares of that class beneficially owned by that person, any entity controlled by that person and any person acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares.

Under the Insurance Act, the Minister of Finance of Canada may approve only the acquisition of a significant interest of up to 30% of any class of non-voting shares and up to 20% of a class of voting shares, provided that the person acquiring those shares does not have direct or indirect influence over SLF Inc. that, if exercised, would result in that person having control in fact of SLF Inc. In addition, the Insurance Act prohibits life insurance companies, including SLF Inc., from recording a transfer or issuing shares of any class to Her Majesty in right of Canada or of a province, an agent of Her Majesty, a foreign government or an agent of a foreign government.

SLF Inc. is required to continue to control, but not wholly own, Sun Life Assurance. Any shares of Sun Life Assurance that are not owned by SLF Inc. are required to meet the widely held criteria (no individual may own more than 10% of any class of shares without prior approval of the Minister of Finance of Canada). The 20% limit on voting share ownership and 30% limit on non-voting share ownership apply to the direct and indirect cumulative ownership of Sun Life Assurance, with the effect that no single investor will be able to use the holding company structure to exceed those ownership restrictions.

Appointed Actuary

In accordance with the Insurance Act, SLF Inc.’s Board of Directors has appointed a Fellow of the Canadian Institute of Actuaries as its “Appointed Actuary”. The Appointed Actuary must provide an opinion on:

•	The value of the Company’s consolidated policy liabilities as at the end of each period in accordance with accepted actuarial practice, including the selection of appropriate assumptions and methods;
•	Whether the amount of policy liabilities makes appropriate provisions for all obligations to policyholders; and
•	Whether the valuation of liabilities is fairly presented in the consolidated financial statements.

Regulations require that the Appointed Actuary meet with the Board of Directors or a delegated Committee of the Board at least once in each financial year to report, in accordance with accepted actuarial practice, on the Company’s financial position and its expected future financial condition. The Appointed Actuary must report to the Chief Executive Officer and the Chief Financial Officer of SLF Inc. any matters that, in the Appointed Actuary’s opinion, could have material adverse effects on the financial condition of SLF Inc.

Prescribed Supervisory Information

The Supervisory Information (Insurance Companies) Regulations made under the Insurance Act (the “Supervisory Information Regulations”) prohibit regulated insurance companies, such as SLF Inc. and Sun Life Assurance, from disclosing, directly or indirectly, “prescribed supervisory information”, as defined in those Regulations. Prescribed supervisory information includes assessments, recommendations, ratings and reports concerning the Company made by or at the request of the Superintendent, orders of the Superintendent with respect to capital and liquidity, certain regulatory actions taken with respect to the Company, prudential agreements between the Company and the Superintendent, and directions of the Superintendent that we cease or refrain from committing, or remedy, unsafe or unsound practices in conducting our business.

Provincial/Territorial Insurance Regulation

In Canada, life insurance is also subject to provincial regulation and supervision in each province and territory in Canada. Provincial insurance regulation is primarily concerned with market conduct matters, the rights and obligations under insurance contracts, and the licensing and oversight of insurance intermediaries. In addition to those regulations, guidelines adopted by the Canadian Life and Health Insurance Association (“CLHIA”), with support of the members of the Canadian Council of Insurance Regulators, govern several different aspects of our business in Canada.

SLF Inc. is licensed as an insurance company in Canada under the Insurance Act and is the holding company for the Sun Life Financial group of companies. SLF Inc. is not licensed to carry on life insurance business in any province or territory in Canada.

Sun Life Assurance and Sun Life Insurance (Canada) Limited are licensed to carry on life insurance and accident and sickness insurance business in each province and territory in Canada.

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Regulation of Securities Operations

Several of SLF Inc.’s subsidiaries in Canada are registered with various Canadian Securities Administrators as dealers, advisors or managers under one or more of the following categories of registration: mutual fund dealer, investment fund manager, commodity trading manager, investment counsel/portfolio manager and exempt market dealer. These entities, their registered employees and their products and/or services are regulated in Canada under provincial and territorial securities laws which are administered and enforced by the various Canadian Securities Administrators, and certain entities are also subject to the rules of the applicable self-regulatory organization, such as the Mutual Fund Dealers Association of Canada for mutual fund dealers. These entities may be subject to examinations or proceedings by the various Canadian Securities Administrators and self-regulatory organizations. These examinations or proceedings could subject our registered subsidiaries to a range of regulatory sanctions, including censure, limitations on the registrant’s activities, and termination of registration, and could subject these entities to a cessation of sales or the rescission of a sale of securities.

Other Regulatory Matters

Privacy of Customer Information and Anti-Spam Legislation

Canadian federal, and some provincial, laws and regulations require organizations, including financial institutions to protect the security and confidentiality of customer information. This includes financial institutions notifying customers about their policies and practices relating to their collection, use and disclosure of customer information and their policies to protect the security and confidentiality of that information. Canadian anti-spam legislation imposes certain restrictions and formalities on the delivery of commercial electronic messages to existing and prospective customers. This includes obtaining consent from recipients and providing the ability to unsubscribe from subsequent messages.

Anti-Money Laundering Legislation

The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, Canada, contains measures to assist in detecting, deterring, and facilitating the investigation of money laundering and terrorist financing offences. This legislation and the associated regulations impose reporting, recordkeeping and “know your customer” obligations on SLF Inc. and certain of its subsidiaries.

United States

Regulation of Insurance Operations - State Level

SLF Inc. does not carry on business and it is not regulated as an insurance company in the United States. Sun Life Assurance and several indirect U.S. subsidiaries of SLF Inc. carry on business and are regulated as insurance companies in the United States. Michigan is Sun Life Assurance’s “state of entry” and it is treated as the state of domicile for Sun Life Assurance’s U.S. branch (the “U.S. Branch”). The U.S. Branch is licensed to transact business in every state except New York in the United States, plus in the District of Columbia, Puerto Rico and the U.S. Virgin Islands. SLF Inc.’s U.S. life insurance subsidiaries are, collectively, licensed to transact business in all states, the District of Columbia, and Puerto Rico. SLF Inc.’s U.S. life insurance subsidiaries are domiciled in Connecticut, Delaware, Texas and Vermont.

In the United States, each state, the District of Columbia, and U.S. territories and possessions have insurance laws that apply to companies licensed to carry on an insurance business in the jurisdiction. The primary regulator of an insurance company, however, is the state insurance department or equivalent body located in its state of domicile. Most jurisdictions have laws and regulations governing the financial aspects of insurers, including standards of solvency, reserves, reinsurance, capital adequacy and the business conduct of insurers. In addition, the laws of the various states provide state insurance regulators with broad administrative powers to approve policy forms and related materials and approve rates for certain lines of insurance, grant and revoke licenses to transact business, regulate trade practices, license agents, and require statutory financial statements. The primary purpose of such regulation is the protection of policyholders and consumers, rather than shareholders.

The NAIC is the U.S. standard-setting and regulatory support organization created and governed by the chief insurance regulators from the 50 states, the District of Columbia and five U.S. territories. Through the NAIC, state insurance regulators establish standards and best practices, conduct peer review, and coordinate their regulatory oversight. NAIC members, together with the central resources of the NAIC, form the national system of state-based insurance regulation in the United States.

The U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries, other than its special purpose financial captive insurance companies in Vermont and Delaware, are subject to the insurance holding company laws and regulations in the states in which they are domiciled (or deemed to be commercially domiciled). Most states’ insurance holding company laws generally require each insurer that is domiciled therein and that is a member of a holding company system to register with the insurance regulatory authority of that state and, annually, to furnish those authorities with certain reports that include information concerning capital structure, ownership, financial condition, certain intercompany transactions and general business operations. In addition, under most states’ holding company laws, transactions within the holding company system to which the domestic insurer is a party must be fair and equitable and such insurer’s policyholder surplus following any such transaction must be both reasonable in relation to its outstanding liabilities and adequate for its needs. Most states require prior regulatory approval of the change of control of the domestic insurer or an entity that controls the domestic insurer and prior notice or regulatory approval of certain intercompany transfers of assets or other material affiliate transactions to which a domestic insurer is a party. Generally, under such laws, a state insurance authority must approve in advance the direct or indirect acquisition of 10% or more of the voting securities of an insurance company domiciled in the state.

SLF Inc.’s U.S. special purpose financial captive insurance companies are subject to the laws and regulations applicable to captive insurers in Vermont and Delaware, as well as the terms of the business plans approved by, and the licensing orders

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issued by, the companies’ domestic regulators. Generally, a special purpose financial captive insurance company is required to seek regulatory approval prior to taking any action that would deviate from the activities described in its approved business plan or specifically permitted by the licensing order issued by its domestic regulator.

The U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries are required to file detailed annual and quarterly financial statements with state insurance regulators in each of the states in which they are licensed, and their business and accounts are subject to examination by such regulators at any time. Regulators have authority to limit or prohibit the ability to issue new policies if, in their judgment, an insurer is not maintaining sufficient surplus or capital or if the further transaction of business would be detrimental to policyholders.

As part of their oversight process, state insurance departments conduct detailed examinations periodically (generally every three to five years) of the books, records, accounts and market conduct of insurance companies domiciled in their states. The latest published examination reports of the U.S. Branch and SLF Inc.’s U.S. life insurance companies did not raise any material issues or adjustments. In addition to the market conduct component of the periodic examinations, states will on occasion perform market conduct reviews that may cover, among other things, content of disclosures, illustrations, advertising, sales practices and complaint handling. Examinations are sometimes conducted in cooperation with the departments of other states under guidelines published by the NAIC.

Restrictions on Dividends

The amount of dividends that an insurance company may pay to its parent without prior regulatory approval is regulated under the U.S. state insurance holding company laws and regulations and under the terms of licensing orders issued by various states.

NAIC IRIS Ratios

The NAIC has developed a set of financial relationships or “tests” known as the Insurance Regulatory Information System (“IRIS”) to assist state regulators in monitoring the financial condition of insurance companies and identifying companies that may require special attention or action by insurance regulatory authorities. A second set of confidential ratios, called the Financial Analysis Solvency Tracking System, is also used for monitoring. Insurance companies generally submit data to the NAIC, which in turn analyzes the data using prescribed financial data ratios, each with defined “usual ranges”. Having ratios that fall outside the usual range does not necessarily indicate that a company experienced unfavourable results. Generally, if four or more of an insurance company’s ratios fall outside the usual ranges, regulators will begin to investigate or monitor the company. Regulators have the authority to impose remedies with various degrees of supervision, ranging from increased monitoring to certain business limitations. For the twelve-month period ended December 31, 2014, the most recent period for which results are available, the U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries were within the usual ranges for most of the IRIS ratios. The ratios which were outside the usual ranges did not indicate any adverse solvency issues.

Risk-based Capital Ratio Requirements

All states have risk-based capital (“RBC”) ratio requirements for insurance companies. The NAIC RBC system was created to provide a capital adequacy standard that is related to risk, raises a safety net for insurers, is uniform among the states, and provides regulatory authority for timely action. The RBC system requires an insurer to calculate a minimum amount of capital that it must maintain to support the various risks to which it is exposed. A separate factor is used across each major risk category, and may vary by primary insurance type. RBC focuses on the material risks that are common for the particular insurance type. For life insurance, the RBC considers investment risk, insurance risk, interest rate risk, and other market and business risks, by applying factors to various amounts presented in the company’s statutory financial statements. For the year ended December 31, 2015, the RBC ratio for the U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries is expected to exceed the levels under which any remedial or regulatory action would be required.

Statutory Reserves

State insurance laws require life insurance companies to analyze the adequacy of their reserves annually. The appointed actuary for the U.S. Branch and SLF Inc.’s other U.S. life insurance subsidiaries must submit an opinion that such reserves, when considered in light of the assets held with respect to those reserves, make adequate provision for the associated contractual obligations and related expenses of the U.S. Branch and each of SLF Inc.’s life insurance subsidiaries. If such opinion cannot be provided, the affected insurer must set up additional reserves by moving funds from surplus.

Under NAIC rules, life insurance companies must maintain an asset valuation reserve (“AVR”). These reserves are recorded for purposes of statutory accounting practices; they are not recorded under the provisions of IFRS and therefore have no impact on SLF Inc.’s reported results of operations or financial position. These reserves affect the determination of statutory surplus, and changes in such reserves may affect the ability of a U.S. life insurance subsidiary to pay dividends or other distributions to its parent and also may affect the amounts required to be maintained in trust by the U.S. Branch (see discussion below under Minimum Statutory Surplus and Capital). The size of the AVR, which is a provision for potential asset credit defaults, will depend upon future composition and results of the investment portfolios of the U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries.

The move toward a principles-based approach for determining reserves and regulatory minimum capital for life business continues in the United States. This approach uses more sophisticated model-based approaches that capture the wide range of risks in insurance products instead of static ratios and formulas for determining solvency requirements. The U.S. life insurance industry and the NAIC continue to consider policy and practical issues related to principles-based reserves regulation as well as the expansion of such regulation to other lines of business as part of the NAIC’s Solvency Modernization Initiative (see discussion below under NAIC Solvency Modernization Initiative).

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In August 2014, the NAIC completed a review of the actuarial liability valuation methods and assumptions for certain universal life products with secondary guarantees, such as those issued by the U.S. Branch. The goal of the review was to establish industry consensus as to the relevant valuation methods and assumptions. The findings of the NAIC working group, which became effective for December 31, 2014 valuations, led to a significant increase in NAIC liabilities for the U.S. Branch, and the associated reserve change will be phased in by the end of 2016.

The NAIC also continues to study issues arising from the use of captives and special purpose vehicles by U.S. life insurers. Effective January 1, 2015, the NAIC adopted a new actuarial guideline that impacts the types of assets that can be used to support statutory reserve liabilities for universal life policies with secondary guarantees, requires enhanced disclosure of captive transactions to regulators, and sets forth increased RBC requirements for ceding insurers under certain conditions. The provisions of the guideline clarify that our existing captive reinsurance arrangements, which are closed to new business, are not subject to these new requirements.

Minimum Statutory Surplus and Capital

The U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries are required to have minimum statutory surplus and capital of various amounts, depending on the states in which they are licensed and the types of business that they transact.

The U.S. Branch is required to maintain a certain amount of assets in trust with a financial institution acceptable to the Director of Michigan’s Department of Insurance and Financial Services (the “Michigan Director”) in an amount at all times at least equal to the sum of the U.S. Branch’s reserves and other liabilities, the minimum required capital and surplus, and any additional amounts considered necessary by the Michigan Director to cover the U.S. Branch’s liabilities. Generally, these assets are available only to meet the obligations of Sun Life Assurance to its U.S. policyholders, claimants and other U.S. Branch creditors. Amendments to the trust agreement must be approved by the Michigan Director. As at December 31, 2015, the U.S. Branch had assets in trust in excess of Michigan’s requirements.

Investments of Insurance Companies

The U.S. Branch and SLF Inc.’s other U.S. life insurance subsidiaries are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories such as below-investment-grade fixed income securities, equity real estate, foreign investments and equity investments. Failure to comply with these laws and regulations would cause investments exceeding regulatory limits to be treated as non-admitted assets for purposes of measuring surplus and, in some instances, would require divestiture of such non-qualifying investments.

State Guaranty Association Assessments

All states, the District of Columbia and Puerto Rico require insurers to participate in the local insurance guaranty association. The association may levy assessments for policyholder losses incurred by impaired or insolvent insurers. Generally, assessments up to certain prescribed limits are based upon the proportionate share of premiums written by member insurers in the lines of business in which the impaired or insolvent insurer is engaged. A large part of the assessments paid by SLF Inc.’s U.S. insurance subsidiaries pursuant to these laws may be used as credits for a portion of its U.S. premium taxes.

NAIC Solvency Modernization Initiative

The NAIC has completed a Solvency Modernization Initiative (“SMI”) to examine the U.S. insurance solvency regulation framework. The SMI resulted in the adoption of a number of new model laws and regulations that increase reporting requirements relating to solvency, risk management, and corporate governance. Laws related to the implementation of principles based reserving are also working their way through state legislatures; however, nationwide implementation of principles based reserving for life insurers is subject to adoption of the amended laws by a significant percentage of states. Several states have expressed reservations regarding the principles based approach to life insurance reserves and it is difficult to predict whether this part of the initiative will prevail. The implementation of certain SMI initiatives is still ongoing. We cannot predict the additional capital requirements or compliance costs these initiatives may ultimately impose on us when implemented. Nevertheless, changes resulting from the SMI could continue to significantly affect the regulatory regime applicable to SLF Inc.’s U.S. life insurers in the coming years.

Regulation of Insurance Operations - Federal Level

Although the U.S. federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas affect the insurance business, including pension and employee benefit plan regulation, age and sex discrimination, investment company regulation, financial services regulation, health care regulation, and federal taxation. For example, the U.S. Congress has, from time to time, considered legislation related to limitations on antitrust immunity, the alteration of the federal income tax structure and the availability of 401(k) or individual retirement accounts.

Regulation of Securities Operations

Certain of SLF Inc.’s U.S. subsidiaries, including Massachusetts Financial Services Company and its subsidiaries; Ryan Labs, Prime Advisors and certain Bentall Kennedy entities, and certain contracts, policies and funds issued, offered or managed by them are subject to regulation under federal securities laws administered by the SEC and under certain state securities laws.

Several of SLF Inc.’s U.S. subsidiaries issue or have issued products, which are registered with the SEC as investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, as amended (the “1933 Act”). Certain of SLF Inc.’s U.S. subsidiaries provide investment management services to affiliated funds, which similarly are registered as investment companies under the 1940 Act and the 1933 Act. The 1940 Act and the 1933 Act

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impose various obligations on registered investment companies, including disclosure, operational, recordkeeping and reporting requirements and, in the case of the 1940 Act, prohibitions on certain transactions with affiliates.

To the extent that any products are deemed to be securities under U.S. federal or state securities laws, they are qualified for sale as needed in certain states in the United States and the District of Columbia. Marketing and sales of securities products are subject to the Securities Exchange Act of 1934, as amended (the “1934 Act”), and regulations promulgated by the Financial Industry Regulatory Authority (“FINRA”).

The investment management activities of SLF Inc.’s U.S. subsidiaries are subject to federal and state laws and regulations in the jurisdictions where they conduct business. Massachusetts Financial Services Company and certain of SLF Inc.’s other U.S. subsidiaries are registered as investment advisers under the Investment Advisers Act of 1940, as amended, which imposes various obligations on registered investment advisers, including fiduciary duties, disclosure, operational, recordkeeping and reporting requirements.

Registered investment companies and investment advisers are regulated by and subject to examination by the SEC. The SEC is authorized to institute proceedings and impose sanctions for violations of the U.S. federal securities laws. Failure to comply with applicable securities laws could subject SLF Inc.’s investment companies and investment adviser subsidiaries to a range of regulatory sanctions, including censure, limitations on the registrant’s activities, and termination of registration, and could subject its registered investment companies to a cessation of sales or rescission of securities sold.

Certain of SLF Inc.’s U.S. subsidiaries are registered as broker-dealers under that Act and are subject, for example, to the SEC’s net capital rules, and are members of, and subject to regulation by FINRA. Certain other U.S. subsidiaries of SLF Inc. are registered as transfer agents under the 1934 Act.

Other U.S. Regulatory Matters

The Dodd-Frank Act

The Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), which was signed into law in July 2010, enacted numerous legal and regulatory changes for the financial services industry.

The Dodd-Frank Act mandated the U.S. federal regulation of the over-the-counter (“OTC”) derivatives market and granted new joint regulatory authority to the SEC and the U.S. Commodity Futures Trading Commission (“CFTC”) over OTC derivatives. While the SEC and CFTC continue to promulgate additional rules, certain of SLF Inc.’s U.S. derivatives operations have become subject to, among other things, new recordkeeping, reporting and documentation requirements and new clearing requirements (which require transactions to be fully collateralized). In addition, non-cleared derivatives entered into as part of SLF Inc.’s derivatives operations may become subject to initial and variation margin requirements. In October 2015, several federal agencies jointly adopted final rules to establish minimum margin and capital requirements for certain registered swap dealers, major swap participants, security-based swap dealers, and major security-based swap participants (such entities, “Covered Swap Entities,” and the joint final rules, the “Final Margin Rules”). Under the Final Margin Rules, insurance companies are considered “financial end-users.” When they take effect, the Final Margin Rules will subject certain OTC swap transactions between Covered Swap Entities and financial end users that have material swaps exposure to a mandatory two-way minimum initial margin requirement, among other things. The CFTC and the SEC are expected to adopt their own comparable versions of the Final Margin Rules, which will only apply to a limited number of swap dealers and participants that are not subject to the jurisdiction of one of the other agencies. Collectively, the Dodd-Frank Act requirements have increased the direct and indirect costs of the Company’s hedging and related activities and will likely increase them further in the future.

The Affordable Care Act

The Patient Protection and Affordable Care Act (“Affordable Care Act”) has enacted significant legal and regulatory changes for the health care and insurance industries that seek to expand access to health care for all. Although its insurance related provisions are primarily directed at traditional health insurance, which the U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries do not offer, the Affordable Care Act may favourably impact our business by motivating more employers to self-insure and by introducing health care exchanges, which may expand the distribution landscape for insurance products and increase consumer engagement in benefit elections. How the Affordable Care Act ultimately will impact our business remains to be seen, including the possible emergence of new laws or regulations to govern the operation of health care exchanges and the offering of our products through them.

The Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) requires financial institutions to collect and report certain information with respect to their customer accounts held by U.S. persons. For non-U.S. financial institutions that fail to comply with FATCA, U.S. payors will be required to withhold 30% from payments made to the non-U.S. financial institutions. FATCA became effective July 1, 2014 with requirements phased in through 2018. A number of governments of countries in which we operate have signed Intergovernmental Agreements (“IGA”) with the U.S. to facilitate FATCA information reporting by financial institutions. Under the provisions of IGAs, financial institutions in most of these countries must report information on certain U.S. accounts directly to their local tax authorities who in turn share the information with the U.S. Internal Revenue Service. We implemented new operational processes in accordance with FATCA to ensure that our affiliates comply with FATCA. In addition, a number of OECD member countries are implementing a new automatic exchange of information reporting regime called the Common Reporting Standard (“CRS”) for the exchange of financial account information relating to tax residents in those countries. It should be noted that although there are similarities between FATCA and CRS there also are material differences between the two transparency reporting regimes. Certain OECD member countries will commence reporting in 2017 (so-called “early adopter” jurisdictions) while other OECD member countries are expected to commence reporting beginning in 2018.

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The USA PATRIOT Act of 2001

The USA PATRIOT Act of 2001 (the “PATRIOT Act”) seeks to promote cooperation among financial institutions, regulators and law enforcement agencies in identifying parties that may be involved in terrorism, money laundering or other illegal activities. Regulations applicable to the insurance industry require insurance companies issuing “covered products” to implement anti-money laundering programs and file suspicious activity reports with the U.S. Treasury Department. SLF Inc.’s U.S. subsidiaries that issue covered products and its U.S. broker-dealer subsidiaries have implemented anti-money laundering programs to comply with the PATRIOT Act regulations and with the Office of Foreign Assets Control requirements with respect to anti-terrorist financing.

Privacy of Customer Information

U.S. federal and state laws require financial institutions, including insurers, investment companies and investment dealers to protect the security and confidentiality of customer information and to notify customers about the institution’s policies and practices relating to its collection, use and disclosure of customer information and its policies that protect the security and confidentiality of that information.

United Kingdom

SLF Inc. does not carry on business and is not regulated as an insurance company in the UK, but it is the indirect owner of Sun Life Assurance Company of Canada (U.K.) Limited (“Sun Life (U.K.)”), its only regulated insurance subsidiary that carries on business in the UK. Insurance supervision in the UK is carried out by two financial services regulators, the Prudential Regulation Authority (“PRA”) and the Financial Conduct Authority (“FCA”).

The PRA is a part of the Bank of England. It is the regulatory authority responsible for ensuring effective prudential regulation of banks, deposit takers, insurers and a small number of significant investment firms. It has two statutory objectives: to promote the safety and soundness of firms and specifically for insurers, to contribute to the securing of an appropriate degree of protection for policyholders. To pursue these objectives, it imposes standards or policies that govern the actions of regulated entities and supervises these regulated entities by assessing those entities and the risks they pose to the PRA’s objectives and, where necessary, takes action to reduce them.

The FCA’s statutory objective is to ensure that the relevant markets function well. The relevant markets are the financial markets, the markets for regulated financial services and the markets for services, provided by non-authorized persons without contravention of the general prohibition. It has three operational objectives: (i) to secure an appropriate degree of protection for consumers, (ii) to protect and enhance the integrity of the UK financial system and (iii) to promote effective competition in the interests of consumers in the markets for regulated financial services and services provided by recognized investment exchanges in carrying on certain regulated activities.

Sun Life (U.K.) is authorized as an insurer to carry out regulated financial services business in the UK under the Financial Services Act 2012 and is regulated by the PRA and the FCA. It is also subject to various UK laws (for example, the Data Protection Act 1998 in relation to the processing of customer data).

Insurance Regulation

Sun Life (U.K.) carries on certain regulated activities in the UK in relation to long-term contracts of insurance. Insurance companies in the UK are required to meet certain threshold conditions and to conduct its business in accordance with the provisions set out in the FCA and PRA Handbooks of Rules and Guidance (“the Handbooks”). Under these requirements, Sun Life (U.K.) must maintain systems, procedures and controls appropriate to the nature, scale and complexity of its business, to conduct its business with due regard to the interests of its customers and to treat them fairly. It is also required to file financial statements and other information with the PRA/FCA on a regular basis. The regulatory requirements determined at the European Union level are also enacted in the UK. As a member of the European Union (“EU”), the UK is subject to European regulation and a number of relevant European Commission Directives that have been published. Sun Life (U.K.) is also required to comply with some of the conduct of business standards of the Irish financial regulator, the Central Bank of Ireland, in respect of its book of Irish policies. As Sun Life (U.K.) also holds ‘passport permissions’ to cover certain life risks in various European Economic Area (the “EEA”) jurisdictions, conduct related requirements may arise there too from time to time.

Long-term Assets and Liabilities

In accordance with the rules set out in the Handbooks, Sun Life (U.K.) must maintain a separate account and records in respect of its long-term insurance business and must apply the assets and liabilities attributable to its long-term insurance business to a long-term insurance fund, separate from the assets and liabilities attributable to its non-life insurance business, if any, or to shareholders. Sun Life (U.K.) maintains separate sub-funds in its long-term insurance fund, in respect of assets and liabilities attributable to its participating insurance business and to its non-participating insurance business. The PRA rules impose restrictions on Sun Life (U.K.) from applying assets attributable to its long-term insurance businesses for purposes other than its long-term business.

Capital Resources Requirements

Insurance companies in the UK must satisfy the capital resource requirements under the Handbooks which require insurers to meet the higher of two capital adequacy standards. The first is the long-term insurance capital requirement, which is prescriptive and based on European Commission minimum solvency requirements. The second is the individual capital adequacy framework, which requires each insurer to self-assess what an appropriate amount of capital would be for its business to hold, taking into account the various risks that the insurer faces. The PRA reviews this self-assessment and gives the insurance

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company individual capital guidance (i.e. the amount of any additional capital the PRA believes the company should hold), where appropriate. Failure to maintain adequate capital resources is one of the grounds on which the PRA may exercise its wide powers of intervention. On December 31, 2015, Sun Life (U.K.) exceeded its minimum capital requirements in the UK.

Restrictions on Dividends and Capital Transactions

Sun Life (U.K.) is subject to the provisions of the Companies Act 2006 governing the payment of dividends, which prevent any distribution by a company except out of profits available for this purpose and can only pay dividends out of non-participating surplus once this has been transferred from its long-term fund to its shareholders’ fund after the annual valuation.

Financial Ombudsman Service

Insurance companies in the UK are subject to the jurisdiction of the Financial Ombudsman Service which provides consumers with a free, independent service to enable disputes with financial firms to be resolved. The Ombudsman is empowered to order firms to pay fair compensation for loss and damage and may order a firm to take such steps as the Ombudsman determines to be just and appropriate in order to remedy a complaint. The Financial Ombudsman Service is funded by levies and case fees payable by businesses covered by the Ombudsman.

Financial Services Compensation Scheme

The Financial Services Compensation Scheme established under the Financial Services and Markets Act 2000 and funded by statutory levies on authorized and regulated companies, provides for the protection of certain individual financial services customers in the UK who may be affected by the inability of financial services companies, including insurance companies, who carry on regulated business in the UK to meet their liabilities.

Intervention

Both the FCA and the PRA have extensive powers to intervene in the affairs of an authorized insurance company. These include the power to fine an authorized company and to vary or cancel its permission to carry on regulated activities in the UK, to request information or documents, to investigate the business of the company and to require the company to take appropriate actions to satisfy required threshold conditions for authorization. In addition, both regulators operate an Approved Persons regime, which on March 7, 2016 will be replaced by the Senior Insurance Managers Regime, with a greater emphasis on individual accountability against prescribed responsibilities and conduct standards. The existing approved persons will be grandfathered across to the new regime without having to be re-approved, and are still required to adhere to specific principles of behaviour, in the form of the conduct standards and may be subject to a range of censures for breaches of these standards.

Regulatory Methodology

The FCA has adopted a risk and principles based regulatory methodology. Its focus is towards the outcomes achieved by firms and individuals, rather than primarily applying a prescriptive, rules-based regime to regulate processes. The FCA has highlighted that, as part of outcomes focused regulation, it wishes to work more closely with firms, particularly as strategic initiatives are announced, to fully work through the implications of any such changes and challenge management’s thinking at an early stage to ensure the correct regulatory outcomes. While treating customers fairly continues to be a major focus of the FCA’s regulatory reviews, the FCA is placing greater emphasis on the wider subject of conduct risk, which will be a focus of the FCA’s supervisory activity in future. Both UK regulators have publicly stated their intention to be more forward looking, in order to anticipate and deal with risks before they crystalize.

Solvency II

The European Union’s Solvency II Directive (“Solvency II”) rules defining the responsibilities of national supervisors and the European Insurance and Occupational Pensions Authority, along with Solvency II methodology, reporting, risk management and governance requirements, became effective on January 1, 2016. Solvency II replaces the existing solvency regime in the UK and enables the adoption of firm-specific and risk-based solvency requirements to better reflect the risks that companies face. Solvency II includes a group supervision and solvency regime that not only applies to groups wholly operating within the EEA, but will also apply to companies that carry on business in the EEA as part of “insurance groups”, such as Sun Life Financial, that are located outside the EEA. The group supervisory and capital regime under Solvency II will extend to members of an insurance group whose ultimate insurance parent company is located outside the EEA, unless that parent company is located in a jurisdiction where the supervisor is determined to apply group supervision that is equivalent to the EEA Solvency II standards. Canada has not been included in the first wave of equivalence assessments, and it is not clear what arrangements might apply to Canadian insurance companies, such as SLF Inc. Sun Life (U.K.), its ultimate EEA holding company and a number of small, mostly inactive and unregulated entities will be supervised on a group basis. As such, an application was made to the PRA for an Other Methods waiver, in respect of how group supervision requirements will be applied, which was successful. Alongside this application, three other rule waivers were granted to Sun Life (U.K.) to avoid duplication of reporting requirements, which could potentially arise between the regulated entities and the wider EEA group.

Transparency Reporting

The UK has a transparency reporting regime similar to US FATCA that applies to the exchange of information about UK residents between the UK and its Crown Dependencies and Overseas Territories. This reporting regime will be sunset after reporting in 2016 in favor of reporting under the CRS transparency regime described above under the heading “Other U.S. Regulatory Matters – The Foreign Account Tax Compliance Act”.

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Asia

Sun Life Financial carries on business through subsidiaries, joint ventures or associates in the Philippines, Hong Kong, Indonesia, India, China, Vietnam and Malaysia. The operations of each of our subsidiaries, joint ventures and associates in Asia is subject to the local regulatory and supervisory schemes of the jurisdiction in which it operates, which varies from country to country, but the regulators typically grant (or revoke) licenses to operate and control the ability of a company to operate an insurance business in that country. In general, the applicable legislation in a particular country includes features governing the registration of agents, regulation of product features and product approvals, asset allocation, minimum capital, the basis for calculating solvency and reserves, the valuation of policyholder liabilities, conditions for outsourcing non-core functions, policyholder and investor protection, and money laundering, know-your-client and terrorist financing requirements. Regulatory authorities may also regulate affiliations with other financial institutions, shareholder structures and may impose restrictions on declaring dividends and the ability to effect certain capital transactions and many jurisdictions require insurance companies to participate in policyholder protection schemes. Asian regulators are monitoring closely how Solvency II is developed and implemented but are not currently requiring regulated insurance entities to comply.

Philippines

Our operations in the Philippines, established in 1895, distribute a diverse range of protection and savings products largely through our career agency sales force and bancassurance channel. We offer individual and group life and health insurance products to individuals and businesses through our wholly-owned subsidiary, Sun Life of Canada (Philippines), Inc. (“SLOCPI”), and our joint venture with the Yuchengco Group, Sun Life Grepa Financial, Inc. (“SLGFI”), in which we have a 49% ownership stake. In addition, we offer mutual funds through our wholly-owned subsidiary, Sun Life Asset Management Company, Inc. (“SLAMCI”) and pre-need products through Sun Life Financial Plans Inc. (“SLPFI”). There are no foreign ownership restrictions applicable to life insurance, mutual funds, or pre-need businesses in Philippines.

SLOCPI and SLGFI are life insurance companies incorporated in the Philippines and governed by the Insurance Code. SLOCPI offers individual and group life and health insurance products through its agency sales force. SLGFI offers its individual and group life products through an agency sales force and through bancassurance distribution arrangements with the Rizal Commercial Banking Corporation and its subsidiary, RCBC Savings Bank. The Insurance Commission supervises and regulates the operations of life, non-life, and pre-need companies.

Life insurance companies in the Philippines are required at all times to maintain the minimum paid-up capital and net worth requirements prescribed by regulations. Currently, existing insurance companies are required to have a minimum net worth of 250 million Philippine pesos (Php), the total amount of which must be increased to Php550 million in 2016, Php900 million in 2019 and to Php1.3 billion in 2022. In addition, life insurance companies must maintain a minimum RBC ratio of 100% as prescribed in the Risk-Based Capital Framework adopted in 2006.

Revisions were made to the Insurance Code in 2013 with objective of allowing the insurance industry to better compete with the banks by removing the need for joint venture arrangement in conducting bancassurance business, and to prepare insurance companies for the implementation of the ASEAN Free Trade Area in 2015 by requiring staggered increases in capitalization.

SLAMCI is incorporated in the Philippines and is governed by the Securities Regulation Code and the Investment Company Act. SLAMCI is a fund manager and distributor of the Sun Life Prosperity Funds and is a wholly-owned subsidiary of SLOCPI. SLFPI is incorporated in the Philippines and is also a wholly-owned subsidiary of SLOCPI. SLFPI is governed by the Pre-Need Code and offers pension and education plans in the Philippines.

The Securities and Exchange Commission supervises and regulates the operations of investment company advisers and mutual fund companies and issues licenses to these companies and other securities market participants.

Hong Kong

Our Hong Kong operations offer a full range of products to address protection and savings needs. We offer individual life and health insurance, mandatory provident funds (the government-legislated pension system) and pension administration to individuals and businesses through a career sales agency force and independent financial advisors.

Sun Life Hong Kong Limited is licensed to carry on the business of “long-term” insurance and is currently regulated under the Hong Kong Insurance Companies Ordinance by the Office of the Commissioner of Insurance, which oversees the authorization and regulation of insurance companies. The Financial Services and Treasury Bureau is in the process of transitioning regulation to an Independent Insurance Authority in Hong Kong (the “IIA”), which is expected to be phased in over the next two to three years. The policy objectives of setting up the IIA are to modernize the regulatory infrastructure to facilitate the stable development of the insurance industry, provide better protection for policyholders, and align with international practice that financial regulators should be financially and operationally independent of the government. Our Hong Kong operations are also regulated by the Hong Kong Securities and Futures Commission, which approves the marketing materials of investment linked products, and the Mandatory Provident Fund Schemes Authority, which oversees the supervision and regulation of mandatory provident fund schemes and occupational retirement schemes, as well as the trustees and intermediaries who administer these schemes. The Insurance Agents Registration Board under the Hong Kong Federation of Insurers (a self-regulatory body of the insurance industry) is responsible for registering insurance agents.

In Hong Kong, long-term insurance companies are required to maintain at all times a required solvency margin. The required solvency margin is the higher of $2 million Hong Kong dollars (HKD) or the aggregate of two components: a percentage of the mathematical reserves and a percentage of the capital at risk as prescribed under the Insurance Companies (Margin of Solvency) Regulation (which is generally 4% of the mathematical reserves and 0.3% of the capital at risk). For a long-term insurer, the value of its assets must be greater than the amount of its liabilities by at least the required solvency margin. The

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minimum paid-up capital for insurers in Hong Kong is HKD$10 million. The actual capital requirement depends on the business undertaken by the insurer.

Indonesia

In Indonesia, we offer individual life and health insurance, as well as creditor life insurance through our wholly-owned subsidiary, PT Sun Life Financial Indonesia, and PT CIMB Sun Life, our joint venture with PT Bank CIMB Niaga, in which we have a 49% ownership stake. Both operations follow a multi-channel distribution strategy. PT CIMB Sun Life serves PT Bank CIMB Niaga’s customers on an exclusive basis for most insurance products.

PT Sun Life Financial Indonesia and PT CIMB Sun Life are licensed to carry on insurance business in Indonesia and can distribute life insurance products. PT Sun Life Financial Indonesia can additionally manufacture and distribute Shariah products through its Shariah unit.

The Otoritas Jasa Keuangan (“OJK”) is the regulator responsible for supervising the insurance industry. The Indonesia Life Insurance Association (“AAJI”) continues to act as a conduit between insurers and the Ministry of Finance and the OJK in terms of the development of new regulations and guidelines. Insurance sales forces are licensed by the AAJI. The Indonesia Sharia Insurance Association acts in the similar capacity as AAJI in relation to the Shariah business. The implementation of anti-money laundering controls in the insurance industry is monitored by the Indonesian Financial Transaction Reports and Analysis Center.

Life insurance companies in Indonesia are required to maintain a minimum solvency ratio of 120% of the minimum required capital and must have minimum shareholder equity of 100 billion Indonesian Rupiah.

In October 2014, legislation was enacted in Indonesia that introduced significant changes to the insurance sector in Indonesia, including establishing single presence requirements, establishing local ownership requirements to be prescribed by regulations, establishing an insurance guarantee program, requiring that Shariah (Takaful) products are distributed through separate standalone insurance companies within 10 years, requiring the appointment of a controlling entity that will be responsible for losses of the insurance company under its control and imposing stiffer penalties and sanctions for non-compliance. Many of the new rules required under the new legislation have not yet been finalized by regulations.

India

Birla Sun Life Insurance Company Limited, our insurance joint venture with the Aditya Birla Group in India in which we have a 26% stake, provides a full range of individual and group protection, savings and retirement products through a multi-channel distribution network, including a career agency sales force, bancassurance distribution, brokers and worksite marketing.

Insurance operations in India are regulated by the Insurance Regulatory & Development Authority of India (the “IRDAI”), whose duties include issuing certificates of registration to insurance companies, protecting the interests of policyholders, and regulating, promoting and ensuring the orderly growth of the insurance industry. The IRDAI has introduced a number of regulatory changes in recent years, affecting matters that include product design and structure, distribution, investments, risk management and grievance handling. Mutual funds and portfolio management services in India are regulated by the guidelines and regulations issued by the Securities and Exchange Board of India and various other applicable statutes.

Life insurance companies in India are expected to maintain a Minimum Solvency Ratio (Total Assets Available for Solvency / Required Solvency Margin) of 150% at all times, where the Required Solvency Margin is calculated as the greater of 500 million Indian Rupees (INR) or an amount calculated by applying specified factors to reserves and amounts-at-risk. The Minimum Paid-up Capital for life insurers is INR 1 billion.

In April 2015, the foreign investment limit in the insurance sector in India was raised from 26% to 49% of the equity share capital in an Indian insurance company. However, investments between 26% and 49% will require approval under India’s Foreign Investment Promotion Board. In addition, approval is required from India’s Insurance Regulatory and Development Authority for any sale of shares over 1% of the total equity share capital and any purchase of more than 5% of the equity share capital and increases in foreign investment in an Indian insurance company must comply with the pricing guidelines specified by the Reserve Bank of India.

Birla Sun Life Asset Management Company Limited (“BSLAM”), our asset management joint venture in India and in which we have a 49% stake, offers mutual fund products and portfolio management services to both individual and institutional investors. BSLAM is authorized to carry on asset management business in India and is the investment manager of the Birla Sun Life Mutual Funds (BSLMF). BSLAM acts as investment manager to schemes launched under BSLMF, offers portfolio management services and it and its products and services are regulated by the Securities and Exchange Board of India. There are no foreign ownership restrictions that are applicable to the joint venture businesses for asset management companies.

China

Sun Life Everbright Life Insurance Company Limited is a Chinese domestic life insurance company in which we have a 24.99% ownership stake. It operates a multi-distribution model that combines a direct career agency, financial consultants, telemarketing and bancassurance alliances to sell individual life and health insurance and savings products.

Sun Life Everbright Life Insurance Company Limited has a 99% ownership stake in Sun Life Everbright Asset Management Co., Ltd, which carries on business in China as an insurance asset management company.

The insurance industry is regulated by the insurance regulatory agency under the State Council and it has authority to: (i) promulgate laws and regulations applicable to the insurance industry and insurance market participants; (ii) approve and examine insurance companies and insurance intermediaries in China and, where applicable, abroad; (iii) establish investment regulations; (iv) approve and examine the policy terms and premium rates for insurance products; (v) set standards to measure

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the financial soundness of insurance companies; (vi) require insurance companies to submit reports concerning their business operations and condition of assets; and (vii) order the suspension of all or part of an insurance company’s business.

Currently, Chinese life insurance companies are allowed to invest in the following assets (subject to the satisfaction of conditions prescribed for each form of investment): bank deposits, government bonds of China, government agency bonds, corporate bonds, stocks, securities investments funds, real estate, domestic financial derivatives such as forwards, options and interest rate swaps, certain products of commercial banks, trust companies, securities companies and insurance asset management companies, and other investment channels as approved by the State Council.

The minimum paid-up capital of an insurance company is 200 million Chinese yuan (RMB) and there are additional capital requirements when additional branches are established.

Insurance asset management companies are also regulated by the insurance regulatory agency under the State Council and may conduct the following businesses: (i) managing funds in RMB or foreign currencies entrusted to it by its clients; (ii) managing its own funds in RMB or foreign currencies; (iii) offering insurance asset management products; and (iv) other businesses approved by the insurance regulator or other departments of the State Council.

The investment of insurance funds by insurance asset management companies is subject to the same requirements and limitations applicable to the investment activities of insurance companies. Custodians are designated for funds managed by insurance asset management companies and the custodians must be independent commercial banks or financial institutions that satisfy regulatory requirements. The registered capital of an insurance asset management company may not be less than RMB100 million or the equivalent amount of other freely convertible currencies.

Vietnam

In Vietnam, we offer individual insurance and pensions through PVI Sun Life Insurance Company Limited (“PVISL”), our subsidiary in which we have a 75%2 ownership stake with the remaining 25% ownership stake being held by PVI Holdings. The products are distributed through a career agency sales force and a corporate sales team. There are no foreign ownership restrictions applicable to PVISL.

The Insurance Division of the Ministry of Finance of Vietnam regulates entities carrying on an insurance business and PVI Sun Life Insurance Company Limited must comply with the insurance rules. Product terms and premium scales are ratified by the Ministry of Finance before launch. The Ministry of Finance requires life insurers to have a minimum legal capital of Vietnamese Dong (VND) 600 billion and that a security deposit equal to 2% of the legal capital be maintained at a commercial bank in Vietnam. Life insurers that sell pension products are required to have a minimum paid-up capital of VND 1,000 billion and a minimum solvency margin of VND 300 billion. The Ministry of Finance also requires life insurers to maintain minimum reserves and a minimum solvency requirement of 4% of insurance reserves plus either (i) 0.1% of sums at risk for policies with a term of five years or less, or (ii) 0.3% of the sums at risk for policies with a term over five years. An additional capital requirement of Vietnamese Dong 100 billion is also required for companies transacting universal life business and additional amounts of capital may be required to enter other lines of business. The Ministry of Finance must approve the transfer of 10% or more of the charter capital of PVI Sun Life Insurance Company Limited and any such transfer must meet certain conditions established by the Ministry of Finance.

Malaysia

Our operations in Malaysia offer individual and group insurance through Sun Life Malaysia Assurance Berhad and Sun Life Malaysia Takaful Berhad, our joint ventures with Khazanah Nasional Berhad and CIMB Group Holdings Berhad, in which we have a 49% ownership stake. The companies have an exclusive bancassurance agreement with CIMB Group to distribute insurance and takaful products through CIMB’s bank network across Malaysia.

The central bank of Malaysia, Bank Negara Malaysia, regulates entities carrying on the insurance business and requires life insurers to have a minimum paid-up capital of 100 million Malaysian Ringgit. Bank Negara Malaysia also requires insurers to maintain a capital adequacy level that is commensurate with their risk profiles under a risk based capital framework and has set a minimum Supervisory Target Capital Adequacy Level of 130 per cent. There is a 70% limit on foreign equity ownership in insurance companies in Malaysia; such limit may be exceeded as determined by Bank Negara Malaysia on a case by case basis for players who are able to facilitate consolidation and rationalization of the industry.

Other Jurisdictions

In each of the countries in which our other subsidiaries, joint ventures and associates operate, local regulatory authorities supervise and monitor their business and financial condition. In a number of countries, certain insurance subsidiaries, joint ventures and associates are required to meet specific minimum working and regulatory capital requirements.

[2]	We have increased our ownership stake in PVISL from 49% to 75% as of January 7, 2016.

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Risk Factors

This section provides a summary of some of the significant risks that could affect (and, in some cases, are affecting) our business, reputation, financial condition or results of operations. As a large financial services organization operating in a complex industry, the Company encounters a variety of risks. We are subject to financial and insurance risks connected to our liabilities to our customers and in connection with the management and performance of our assets, including how we match returns from assets with the payment of liabilities to our customers. We also face risks in formulating our business strategy and business objectives, in carrying on our business activities in the pursuit of our strategy and objectives, and from external factors such as changes in the economic, political and regulatory environments. These risk factors have been grouped as outlined in our Risk Management Framework into six major categories: credit, market, insurance, business and strategic, operational and liquidity risks. Other risks that are not considered to be material at the present time may also impact our business in the future. This information should be considered carefully together with other information in this AIF and in our 2015 MD&A, our 2015 Consolidated Financial Statements and other reports and materials that we file with securities regulators.

These risks may occur independently or in combinations and may occur simultaneously or in an environment where one or more risks evolve rapidly. For example, a major global pandemic could have a material adverse impact on mortality and claims experience. Such an event may also trigger adverse global capital markets developments, including a downturn in equity market levels and interest rates, increased market volatility and credit deterioration, and could also lead to operational risks such as disruptions in third party service arrangements.

While a number of risks that are described below provide examples of inter-dependencies and relationships between risks, these do not represent a complete inventory. It should be noted that these relationships can continue to develop and change over time, and the combined adverse impact on our profitability, financial position, and reputation could be significantly greater than the sum of the individual parts. Our assessment of the impact and probability of these risks changes over time.

A description of our risk management approach can be found under the heading “Risk Management” in our 2015 MD&A. Many of the risk factors set out below contain forward-looking statements.

Credit Risk

Credit risk is the possibility of loss from amounts owed by our borrowers or financial counterparties. We are subject to credit risk in connection with issuers of securities held in our investment portfolio, debtors, structured securities, reinsurers, counterparties (including derivative, repurchase agreement and securities lending counterparties), other financial institutions and other entities. Losses may occur when a counterparty fails to make timely payments pursuant to the terms of the underlying contractual arrangement or when the counterparty’s credit rating or risk profile otherwise deteriorates. Credit risk can also arise in connection with deterioration in the value of, or ability to, realize on any underlying security that may be used as collateral for the debt obligation. Credit risk can occur at multiple levels, as a result of broad economic conditions, challenges within specific sectors of the economy, or from issues affecting individual companies. Events that result in defaults, impairments or downgrades of the securities in our investment portfolio would cause the Company to record realized or unrealized losses and increase our provisions for asset default, adversely impacting earnings.

Volatility in the capital markets, including deteriorating credit and negative real estate risk indicators, fluctuations in global or domestic macro-economic factors, or loss given default expectations, may have a significant impact on the value of the fixed income assets in our investment portfolio. Our asset-backed portfolio, for example, is sensitive to fluctuations in macro-economic factors, assumed default rates for the underlying collateral pool and loss given default expectations. In addition, our asset-backed portfolio has exposure to lower rated securities that are highly leveraged, with relatively small amounts of subordination available below our securities to absorb losses in the underlying collateral pool. For these securities, if a relatively small percentage of the underlying collateral pool defaults, we may lose all of our principal investment in the security.

As part of our risk management strategy, we maintain hedging programs that may employ the use of derivatives. Market conditions determine the availability and cost of the derivative protection. Although we deal primarily with highly rated counterparties, a derivative counterparty’s insolvency or its inability or unwillingness to make payments under the terms of a derivative agreement could have an adverse effect on our profitability and financial position.

We purchase reinsurance for certain risks underwritten by our various insurance businesses. Reinsurance does not relieve us from our direct liability to policyholders and accordingly, we bear credit risk with respect to our reinsurers. Although we deal primarily with highly rated reinsurers, deterioration in their credit ratings, or reinsurer insolvency, inability or unwillingness to make payments under the terms of a reinsurance agreement could have an adverse effect on our profitability and financial position. The risk that a reinsurer is unable or unwilling to make payments may occur due to, but is not limited to, legal disagreements, interpretations by a court regarding the terms of the reinsurance contract, changes in laws and regulations or interpretation of those changes.

Market Risk

We are exposed to financial and capital market risks - the risk that the fair value or future cash flows of an insurance contract or financial instrument will fluctuate because of changes or volatility in market prices. Market risk includes equity market, interest rate and spread, real estate and foreign currency risks.

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Equity Market Risk

Equity market risk is the potential for financial loss arising from declines or volatility in equity market prices. We are exposed to equity risk from a number of sources. A portion of our exposure to equity market risk arises in connection with benefit guarantees on segregated fund contracts. These benefit guarantees may be triggered upon death, maturity, withdrawal or annuitization. The cost of providing for these guarantees is uncertain, and will depend upon a number of factors including general capital market conditions, underlying fund performance, policyholder behaviour, and mortality experience, which may result in negative impacts on our net income and capital.

While a large percentage of our variable annuity and segregated fund contracts are included in our hedging program, not all of our market risk exposure related to these contracts is hedged. For those contracts included in our hedging program, we generally hedge the value of expected future net claims costs and associated margins, as we are primarily focused on hedging the expected economic costs associated with providing segregated fund and variable annuity guarantees. Since the value of benefits being hedged will generally differ from the financial statement value (due to different valuation methods and the inclusion of valuation margins in respect of financial statement values), this approach will result in residual volatility to equity market shocks in reported income and capital. The general availability and cost of these hedging instruments may be adversely impacted by a number of factors, including declining interest rates, increased volatility in capital markets and changes in the general market and regulatory environment within which these hedging programs operate.

Our hedging programs may themselves expose us to other risks such as basis risk (the risk that hedges do not exactly replicate the underlying portfolio experience), derivative counterparty credit risk, and increased levels of liquidity risk, model risk and other operational risks. These factors may adversely impact the net effectiveness, costs and financial viability of maintaining these hedging programs and therefore adversely impact our profitability and financial position. While our hedging programs include various elements aimed at mitigating these effects (for example counterparty credit risk is managed by maintaining broad diversification, dealing primarily with highly rated counterparties and transacting through International Swaps and Derivatives Association, Inc. agreements that generally include applicable credit support annexes), residual risk and potential reported earnings and capital volatility remain. In particular, regulations for over-the-counter derivatives could impose additional costs on our hedging program and could affect our hedging strategy.

We generate revenue from fee income in our asset management businesses and from certain insurance and annuity contracts where fees are levied on account balances that are affected directly by equity market levels. Accordingly, we have further exposure to equity risk as adverse fluctuations in the market value of such assets will result in corresponding adverse impacts on our revenue and net income. In addition, declining and volatile equity markets may have a negative impact on sales and redemptions (surrenders) in these businesses, and this may result in further adverse impacts on our net income and financial position.

We also have direct exposure to equity markets from the investments supporting general account liabilities, surplus, and employee benefit plans. These exposures fall within our risk-taking philosophy and appetite, and are therefore generally not hedged.

Interest Rate and Spread Risk

Interest rate and spread risk is the potential for financial loss arising from changes or volatility in interest rates or spreads when the asset cash flows and the policy obligations they support are mismatched, as this may result in the need to either sell assets to meet policy payments and expenses or reinvest excess asset cash flows in unfavourable interest rate or spread environments. The impact of changes or volatility in interest rates or spreads is reflected in the valuation of our financial assets and liabilities for insurance contracts in respect of insurance and annuity products.

Our primary exposure to interest rate and spread risk arises from certain general account products and segregated fund contracts which contain explicit or implicit investment guarantees in the form of minimum crediting rates, guaranteed premium rates, settlement options and benefit guarantees. If investment returns fall below guaranteed levels, we may be required to increase liabilities or capital in respect of these contracts. The guarantees attached to these products may be applicable to both past premiums collected and future premiums we have not received. Segregated fund contracts provide benefit guarantees that are linked to underlying fund performance and may be triggered upon death, maturity, withdrawal or annuitization. These products are included in our asset-liability management program and the residual interest rate exposure is managed within our risk appetite limits.

Declines in interest rates or narrowing spreads can result in compression of the net spread between interest earned on investments and interest credited to policyholders. Declines in interest rates or narrowing spreads may also result in increased asset calls, mortgage prepayments and net reinvestment of positive cash flows at lower yields, and therefore adversely impact our profitability and financial position. Negative interest rates may additionally result in losses on our cash deposits and negative returns on our fixed income assets impacting our profitability. In contrast, increases in interest rates or a widening of spreads may have a material impact on the value of fixed income assets, resulting in depressed market values, and may lead to losses in the event of the liquidation of assets prior to maturity.

Significant changes or volatility in interest rates or spreads could have a negative impact on sales of certain insurance and annuity products, and adversely impact the expected pattern of redemptions (surrenders) on existing policies. Increases in interest rates or widening spreads may increase the risk that policyholders will surrender their contracts, potentially forcing us to liquidate assets at a loss and accelerate recognition of certain acquisition expenses. While we have established hedging programs in place and our insurance and annuity products often contain surrender mitigation features, these may not be sufficient to fully offset the adverse impact of the underlying losses.

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We also have direct exposure to interest rates and spreads from investments supporting other general account liabilities, surplus and employee benefit plans. Lower interest rates or a narrowing of spreads will result in reduced investment income on new fixed income asset purchases. Conversely, higher interest rates or wider spreads will reduce the value of our existing assets. These exposures fall within our risk-taking philosophy and appetite and are therefore generally not hedged.

We have implemented asset-liability management and hedging programs involving regular monitoring and adjustment of risk exposures using assets, derivative instruments and repurchase agreements to maintain interest rate exposures within our risk appetite. The general availability and cost of these hedging instruments may be adversely impacted by a number of factors including changes in interest rate levels and volatility, and changes in the general market and regulatory environment within which these hedging programs operate. In particular, regulations for over-the-counter derivatives could impose additional costs on our hedging program and could affect our hedging strategy. In addition, these programs may themselves expose us to other risks such as those described under the heading “Risk Factors - Equity Market Risk” in this AIF.

A sustained low interest rate environment may adversely impact our earnings, regulatory capital requirements and our ability to implement our business strategy and plans in several ways, including:

(i)	Lower sales of certain protection and wealth products, which can in turn pressure our operating expense levels;
(ii)	Shifts in the expected pattern of redemptions (surrenders) on existing policies;
(iii)	Higher hedging costs;
(iv)	Higher new business strain reflecting lower new business profitability;
(v)	Reduced return on new fixed income asset purchases;
(vi)	The impact of changes in actuarial assumptions driven by capital market movements;
(vii)	Impairment of goodwill; and
(viii)	Additional valuation allowances against our deferred tax assets.

While we have taken various management actions to mitigate the risk of low levels of interest rates including changes in product mix, product design and hedging activities, if the low levels of interest rates continue to be persistent over an extended period of time, second order effects may surface including changes in policyholder behaviour, actuarial assumptions prescribed by the regulating bodies and impacts from continued low reinvestment yields. There are further vulnerabilities should interest rates decline further.

Real Estate Risk

Real estate risk is the potential for financial loss arising from fluctuations in the value of, or future cash flows from, our investments in real estate. We are exposed to real estate risk arising from fluctuations in the value of, or future cash flows on, real estate classified as investment properties. We may experience financial losses resulting from the direct ownership of real estate investments or indirectly through fixed income investments secured by real estate property, leasehold interests, ground rents, and purchase and leaseback transactions. Real estate price risk may arise from external market conditions, inadequate property analysis, inadequate insurance coverage, inappropriate real estate appraisals or from environmental risk exposures. We hold direct real estate investments that support general account liabilities and surplus, and fluctuations in value will impact our profitability and financial position. A material and sustained increase in interest rates may lead to deterioration in North American real estate values.

Foreign Currency Risk

Foreign currency risk is the result of mismatches in the currency of our assets and liabilities (inclusive of capital), and cash flows. This risk may arise from a variety of sources such as foreign currency transactions and services, foreign exchange hedging, investments denominated in foreign currencies, investments in foreign subsidiaries and net income from foreign operations. Changes or volatility in foreign exchange rates could adversely affect our financial condition and results of operations.

As an international provider of financial services, we operate in a number of countries, with revenues and expenses denominated in several local currencies. In each country in which we operate, we generally maintain the currency profile of assets to match the currency of aggregate liabilities and required surplus. This approach provides an operational hedge against disruptions in local operations caused by currency fluctuations. Foreign exchange derivative contracts such as currency swaps and forwards are used as a risk management tool to manage the currency exposure in accordance with our asset-liability management policy.

Changes in exchange rates can, however, affect our net income and surplus when financial results in functional currencies are translated into Canadian dollars. Net income earned outside of Canada is generally not currency hedged and a weakening in the local currency of our foreign operations relative to the Canadian dollar can have a negative impact on our net income reported in Canadian currency. A strengthening in the local currency of our foreign operations relative to the Canadian dollar would have the opposite effect. Regulatory capital ratios could also be impacted by changes in exchange rates to the extent that changes in available capital and required capital do not offset.

Insurance Risk

Insurance risk is the uncertainty of product performance due to differences between the actual experience and expected experience in the areas of mortality, morbidity, longevity and policyholder behaviour. In addition, product design and pricing, expense and reinsurance risks impact multiple risk categories, including insurance risk.

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Mortality and Morbidity Risk

Mortality and morbidity risk is the risk that future experience could be worse than the assumptions used in the pricing and valuation of products. Mortality and morbidity risk can arise in the normal course of business through random fluctuation in realized experience, through catastrophes, or in association with other risk factors such as product development and pricing or model risk. Adverse mortality and morbidity experience could also occur through systemic anti-selection, which could arise due to poor plan design, or underwriting process failure or the development of investor-owned and secondary markets for life insurance policies.

The risk of adverse morbidity experience increases during economic slowdowns, especially with respect to disability coverages, as well as with increases in high medical treatment costs and growth in utilization of specialty drugs. This introduces the potential for adverse financial volatility in our financial results. External factors including medical advances could adversely affect our life insurance, health insurance, critical illness, disability, long-term care insurance and annuity businesses.

We are exposed to the catastrophic risk and concentration risk of natural environmental disasters (for example, earthquakes), man-made disasters (for example, acts of terrorism, military actions, and inadvertent introduction of toxic elements into the environment) as well as pandemics. These factors could adversely affect our mortality or morbidity experience relative to the assumptions used in the pricing and valuation of products, leading to a material adverse effect on our profitability and financial position.

Longevity Risk

Longevity risk is the potential for economic loss, accounting loss or volatility in earnings arising from adverse changes in rates of mortality improvement relative to the assumptions used in the pricing and valuation of products. This risk can manifest itself slowly over time as socioeconomic conditions improve and medical advances continue. It could also manifest itself more quickly, for example, due to medical breakthroughs that significantly extend life expectancy. Longevity risk affects contracts where benefits are based upon the likelihood of survival (for example, annuities, pensions, pure endowments, segregated funds, and specific types of health contracts). Additionally, our longevity risk exposure is exacerbated for certain annuity products such as guaranteed annuity options by an increase in equity market levels.

Many of our products provide benefits over the policyholder’s continued lifetime. Higher than expected improvements in policyholder life expectancy could therefore increase the ultimate cost of these benefits, thereby requiring strengthening of policyholder liabilities, resulting in reductions in net income and capital.

For longevity risks, external factors including medical advances could adversely affect our life insurance, health insurance, critical illness, disability, long-term care insurance and annuity businesses.

Policyholder Behaviour Risk

We can incur losses due to adverse policyholder behaviour relative to the assumptions used in the pricing and valuation of products with regard to lapse of policies or exercise of other embedded policy options.

Uncertainty in policyholder behaviour can arise from several sources including unexpected events in the policyholder’s life circumstances, the general level of economic activity (whether higher or lower than expected), changes in pricing and availability of current products, the introduction of new products, changes in underwriting technology and standards, as well as changes in our financial strength or reputation. Uncertainty in future cash flows affected by policyholder behaviour can be further exacerbated by irrational behaviour during times of economic turbulence or at key option exercise points in the life of an insurance contract.

Many of our products include some form of embedded policyholder option. These could range from simple options relating to surrender or termination, to more complex options relating to payment of premiums or various other benefit and coverage provisions. Changes in the relative frequency or pattern with which these options are elected (relative to those assumed in the pricing and valuation of these options) could have an adverse impact on our profitability and financial position.

Systemic forms of policyholder behaviour risk could also arise with the development of investor owned and secondary markets for life insurance policies.

Product Design and Pricing Risk

Product design and pricing risk is the risk a product does not perform as expected, causing adverse financial consequences. This risk may arise from deviations in realized experience versus assumptions used in the pricing of products. Risk factors include uncertainty concerning future investment yields, policyholder behaviour, mortality and morbidity experience, sales levels, mix of business, expenses and taxes. Although some of our products permit us to increase premiums or adjust other charges and credits during the life of the policy or contract, the terms of these policies or contracts may not allow for sufficient adjustments to maintain expected profitability. This could have an adverse effect on our profitability and capital position.

Products that offer complex features, options or guarantees require increasingly complex pricing models, methods or assumptions, leading to additional levels of uncertainty. The risk of mis-pricing increases with the number and inherent uncertainty of assumptions needed to model a product. Past experience data supplemented with future trend assumptions may be poor predictors of future experience. Lack of experience data on new products or new customer segments increases the risk that future actual experience unfolds differently from expected assumptions. External environmental factors may introduce new risk factors, which were unanticipated during product design, and have an adverse result on the financial performance of the

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product. Policyholder sophistication and behaviour in the future may vary from that assumed at the time the product is designed, adversely affecting the product’s financial performance.

Expense Risk

Expense risk is the risk that future expenses are higher than the assumptions used in the pricing and valuation of products. This risk can arise from general economic conditions, unexpected increases in inflation, slower than anticipated growth, or reduction in productivity leading to increases in unit expenses. Expense risk occurs in products where we cannot or will not pass increased costs onto the customer and will manifest itself in the form of a liability increase or a reduction in expected future profits.

From time to time, certain products or business segments may be closed for new sales (for example our international wealth business in the U.S, our business in SLF U.K. and our individual insurance business in the U.S.). Our ability to effectively manage the run-off of business in these products or business segments introduces additional risks, such as policyholder behaviour and expense risk that may have an adverse effect on our operations, profitability and financial position.

Reinsurance Risk

We purchase reinsurance for certain risks underwritten by our various insurance businesses. Reinsurance risk is the risk of financial loss due to adverse developments in reinsurance markets (for example, discontinuance or diminution of reinsurance capacity, or an increase in the cost of reinsurance), insolvency of a reinsurer or inadequate reinsurance coverage.

Changes in reinsurance market conditions, including actions taken by reinsurers to increase rates on existing and new coverage and our ability to obtain appropriate reinsurance, may adversely impact the availability or cost of maintaining existing or securing new reinsurance capacity, with adverse impacts on our business strategies, profitability and financial position.

Business and Strategic Risk

Business and strategic risk includes risks related to changes in the economic or political environment, changes in distribution channels or customer behaviour, changes in the competitive, legal or regulatory environment, and risks relating to the design or implementation of our business strategy.

Economic and Political Risk

We operate in various geographies and our business and financial operations are susceptible to adverse global economic, political and regulatory changes. Our overall business and financial operations may be affected by adverse global economic and capital markets conditions resulting in market volatility, heightened credit risk, reduced valuation of investments and decreased economic activity. Continued economic uncertainty and volatility may give rise to increased business and strategic risks including those associated with industry restructuring, mergers and acquisitions, new competitive dynamics and significant changes in the legal, regulatory and tax regimes in which our businesses operate. In addition, adverse economic conditions often arise in conjunction with volatile and deteriorating capital markets conditions, and customer behaviour which can have a direct material adverse impact on our sales and profitability, credit and financial strength ratings, and capital and liquidity positions.

Examples of events in 2015 that led to a volatile economic environment include lower oil prices, continued lower interest rates, lower economic growth in China as well as increased political risks in many regions including the Middle East. The global economic and political environment continues to present challenges, which include the possibility of continued low growth, sustained low interest rates or volatility in interest rates, a continuation of relatively low yet volatile credit spreads and equity market volatility. Market-related impacts from the economic environment could continue to place pressure on our earnings, regulatory capital requirements, profitability, liquidity and our ability to implement our business strategies and plans. Low interest rates and increased volatility create a number of challenges for us including increased hedge costs, lower investment yields, adverse policyholder behaviour and lower levels of new business profitability. Other impacts of macro-economic uncertainty and volatility may lead to other financial and non-financial impacts including goodwill impairment, decline in our share price and impact on our credit and financial strength ratings. Economic uncertainty is also correlated with political risks. These risks have the potential to inflict significant damage on global and regional markets.

Distribution Risk

Failure to achieve planned distribution scale or appropriate and compliant distribution of products could materially impact our financial and strategic objectives. This includes the inability to attract and retain intermediaries and agents at a cost that is financially feasible to the Company, or to develop online sales and customer support capabilities and technologies. Distribution risk may also be influenced where our distribution or product strategy and related services (including online sales and customer support capabilities and technologies) are not developed, modified or executed in line with our strategic objectives or in consideration of the changes in customer behaviour or regulatory environment. In addition, the lack of a well-diversified distribution model in some of our countries may cause over-reliance on agency channel or key partners.

We distribute our products through a variety of distribution channels, including direct sales agents, managing general agents, independent general agents, financial intermediaries, broker-dealers, banks, pension and benefits consultants and other third-party marketing organizations. We compete with other financial institutions to attract and retain these intermediaries and agents on the basis of products, compensation, support services and financial position. We also face the risk that our key distribution partners may merge, undergo change in ownership structure or change their distribution model which could materially impact sales and our growth targets. Distribution channels are growing rapidly in some businesses in certain countries, which may

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heighten the risks of market conduct and channel conflicts or overlaps. The capability to reach and retain customers through use of digital technology and data analytics is becoming increasingly important in the insurance industry. Our sales and results of operations could be materially adversely affected if we do not have the right distribution or product strategy and related technology or are unsuccessful in attracting and retaining the intermediaries and agents.

Competition Risk

Competition from insurance companies, banks, asset managers, mutual fund companies, financial planners and other service providers including non-traditional financial services companies is intense, and could adversely affect our business in certain countries.

The businesses in which we engage are highly competitive and our ability to sell our products is dependent on many factors, including scale, price and yields offered, distribution channels, e-business capabilities, financial strength ratings, range of product lines and product quality, claims-paying ratings, brand strength, investment performance, historical dividend levels and the ability to provide value added services to distributors and customers. In certain markets, some of our competitors may be superior to us on one or more of these factors. Our competitors have significant potential to disrupt our business through targeted strategies to reduce our market share which may include targeting our key people or bancassurance partners and other distributors or aggressively pricing their products.

Product development and product life cycles have shortened in many product segments, leading to more intense competition with respect to product features. This increases product development and administrative costs and reduces the time frame over which capital expenditures can be recovered. Regulatory and compliance costs also generally rise with increases in the range and complexity of our product portfolio.

We have many large and well-capitalized competitors with access to significant financial resources and in certain jurisdictions these competitors have significant market-share and established distribution relationships and brands. Among other things, the competition in these industries throughout the world has resulted in a trend towards the global consolidation of the financial services industry including, in particular, the insurance, banking and asset management sectors. To the extent that consolidation continues, we will increasingly face competition from large, well-capitalized financial services companies in many of the jurisdictions in which we operate. These larger companies have the ability to heavily invest in fundamental activities for sustained profitable growth and superior customer service in the life insurance industry such as brand equity, product development, technology, risk management, and distribution capability. There can be no assurance these developments will not adversely affect our businesses in certain countries.

Many of our insurance products, particularly those offered by the group segment, are renewed annually. Given this relatively high frequency of renewal activity, this business may be particularly exposed to adverse persistency through market competitive pressures.

Different accounting bases of reporting and regulatory capital requirements across multiple jurisdictions may cause us to be at a disadvantage compared to some of our competitors due to differences in reported earnings and due to these reporting and regulatory capital requirements.

Changes in Legal and Regulatory Environment

Most of our businesses are subject to extensive regulation and supervision. Changes to the legislations and regulations or government policies, or the manner in which they are interpreted or enforced, may require that we make significant changes to our strategy, may result in increased implementation costs and diversion of resources to manage the change, could impact financial reporting, accounting processes and capital requirements, and could impact the ability of sales intermediaries to distribute our products, all of which could have an adverse effect on our business and operations. Our failure to comply with existing and evolving regulatory requirements could also result in regulatory sanctions and could affect our relations with regulatory authorities and our ability to execute our business strategies and plans.

These changes could impact our capital requirements, the regulatory framework for pension arrangements and policies, the regulation of selling practices, sales intermediaries (such as bancassurance) and product structures, solvency requirements, regulation of executive compensation, enhanced corporate governance standards and restrictions on our foreign operations which may include changes to the limits on foreign ownership of local companies.

Currently there are a number of regulatory developments in Canada and globally which could impact the way we are regulated or supervised in various jurisdictions, which include the following:

•

OSFI, which regulates Canadian insurance companies, is working on a new life insurance regulatory capital framework that will replace MCCSR. The implementation target for the new framework is expected to be 2018.

•

OSFI is also considering alternatives for in-force variable annuity and segregated fund capital requirements, including scenario-based approaches and potential credit for hedging, which may materially change the capital required to support our in-force variable annuity and segregated fund business and may create differences in capital requirements, profitability and reported earnings on those products that put us at a disadvantage compared to some of our competitors regulated outside of Canada.

•

The government in Ontario, Canada has announced that it intends to launch a new provincial pension plan in 2017 and other provincial governments and/or the federal government in Canada may take similar steps. These changes could have a negative impact on the financial services sector that provides wealth management services in Canada. How these changes will ultimately impact our business is difficult to predict.

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•

The NAIC, the U.S. standard-setting and regulatory support organization created and governed by the chief insurance regulators in the U.S., has adopted a number of new model laws and regulations that are transforming the way state regulators evaluate and monitor the ongoing financial stability of companies. Following enactment at the state level, these model laws and regulations will require insurers to increase their level of regulatory reporting around risk management, solvency, and governance practices, and will allow the U.S. regulators authority to lead or participate in the group-wide supervision of certain international insurance groups. These regulatory developments are increasing the complexity of ensuring compliance and could result in changes to the capital standards associated with our U.S. business.

•

The Dodd-Frank Act is effecting comprehensive changes to the regulation of financial services in the U.S. and similar legislation is proposed or has been enacted in other jurisdictions, which could impact our insurance and asset management businesses. The full impact of the Dodd-Frank Act and similar legislation in other jurisdictions is not clear as many of the relevant provisions have a staged implementation, require rulemaking or other actions by various regulators.

•

The European Union (EU) Solvency II Directive became effective for insurance firms operating in the EU on January 1, 2016 and implements far-reaching changes to the regulatory framework for insurance companies, designed to implement firm-specific and risk-based solvency requirements to reflect the risks that companies face which are subject to supervisory judgement and approval and could result in an increase in additional regulatory reporting and disclosure requirements and the capital required to support our business.

•

The International Association of Insurance Supervisors is developing a common framework for the supervision of internationally active insurance groups (ComFrame) to provide common global requirements for the supervision of insurance groups, a key component of which is an insurance capital standard which is expected to form the group capital standard under ComFrame, which is expected to be implemented in 2019.

•

The International Accounting Standards Board has made proposals to amend International Financial Reporting Standards applicable to the insurance industry which would introduce changes to the statutory reporting of insurance entities.

See the heading “Regulatory Matters” above for a description of our regulatory environment in Canada, the U.S., the UK and Asia and other examples of changes in regulation that may affect our business and operations.

Tax Matters

The validity and measurement of tax benefits associated with various tax positions taken or expected to be taken in our tax filings are a matter of tax law and are subject to interpretation. Tax laws are complex and their interpretation requires significant judgment. The provision for income taxes reflects management’s interpretation of the relevant tax laws and its best estimate of income tax implications of the transactions and events during the period. There can be a risk that tax authorities could differ in their interpretation of the relevant laws and could assert that tax positions taken by the company give rise to a need for reassessment, including reassessment under specific or general anti-avoidance rules or transfer pricing provisions.

The assessment of additional taxes, interest and penalties or damage to the Company’s reputation could be materially adverse to our future results of operations and financial position.

Under the liability method of accounting for income taxes, deferred tax assets are recognized for the carryforward of unused tax losses and tax credits, as well as amounts that have already been recorded in the financial statements, but will not result in deductible amounts in determining taxable income until future periods. Deferred tax assets are recognized only to the extent that it is probable that taxable profit will be available against which the future tax deductions and unused tax losses can be utilized.

At the end of each reporting period, we must assess the value of our deferred tax assets. The determination of our deferred tax assets is dependent upon projections of future taxable profits. Our projections require significant judgments and estimates about future events, including global economic conditions and the future profitability of our businesses. If the profitability of our businesses is lower than our projections or if our outlook diminishes significantly, we may be required to reduce the value of our deferred tax assets. Any change to our deferred tax assets could have a material adverse impact on our future results of operations and financial position.

We are also subject to changing income tax regulations. SLF Inc. currently has an effective income tax rate that is lower than the Canadian statutory income tax rate for corporations. The Company reflects favourable tax impacts in its financial statements from certain tax benefits, including but not limited to tax-exempt investment income, dividends received deductions, tax credits (from certain investments or from taxes paid on foreign source income), and favourable tax rates in certain jurisdictions in which we operate. In addition, many of our life insurance products benefit from preferred tax treatment under various tax regimes. For example life insurance policies and annuity contracts in the U.S. and Canada allow for the deferral or elimination of taxation on earnings (inside buildup) accrued under the policy. There is a risk that tax legislation, administrative guidance or legislative developments could lessen or eliminate some of these benefits which currently inure to the benefit of the Company or its policyholders. This risk could result in lower product sales or increased lapses of policies, and could have a material adverse effect on our future results of operations and financial position. In October 2014 the Canadian Department of Finance introduced tax legislation implementing changes to modernize the exempt test and other life insurance policyholder taxation rules. These rules, which will be effective January 1, 2017, define the amount of savings that can build up within an insurance product tax free. Based on the Company’s assessment of the legislation, changes will be needed to accommodate the new rules, but all life insurance product lines, including universal life, will continue to be available as insurance solutions for policyholders.

On October 5, 2015, the OECD released its final reports on Base Erosion and Profit Shifting. Individual governments have introduced or could introduce unilateral changes which can result in new reporting and compliance requirements for the

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Company. At this time it remains uncertain which recommendations of the OECD will be adopted, which countries will adopt them and when, therefore, the impact on the Company is unclear.

From time to time, governments in countries in which we operate enact changes to statutory corporate income tax rates. These changes require us to review and re-measure our deferred tax assets and liabilities as of the date of substantive enactment. As of December 31, 2015, the Company reported a $967 million net deferred tax asset in its Consolidated Statements of Financial Position, primarily in the U.S. and Canada. Any future tax rate reductions in jurisdictions where we carry a net deferred tax asset could result in a reduction in the carrying value of the deferred tax asset and a corresponding income tax expense at the time of substantive enactment of a rate reduction.

Implementation of Business Strategy

Our business strategies and plans are dependent on the successful execution of organizational and strategic initiatives designed to support the growth of our business. Our ability to manage the execution of these initiatives effectively and prioritize initiatives directly affects our ability to execute our strategies. Identifying and implementing the right set of initiatives is critical to achieving our business plan targets. Failure to implement these initiatives could also lead to cost structure challenges.

We regularly review and adapt our business strategies and plans to take account changes in the external business, economic, political and regulatory environments in which we operate. Our financial performance is dependent upon our ability to implement and execute our business strategies and plans for growth.

Our business strategies and plans are designed to align with our risk appetite, our capital position and our financial performance objectives. We periodically reassess our risk appetite taking into consideration the economic, regulatory and competitive environments in which we operate. The current economic, regulatory and competitive environment requires us to identify and adapt rapidly new opportunities and refine our strategies. If we fail to identify new opportunities, revise our strategies on a timely basis or adapt to the changing environment, we may not be able to achieve our growth objectives.

Successful execution of our business strategies and plans depends on a number of factors, including our ability to generate sufficient earnings to maintain an adequate level of capital, our ability to generate sustained investment performance, our ability to meet regulatory requirements, our ability to manage our risk exposures effectively, our ability to attract and retain customers and distributors, our ability to have the right set of products and our ability to reduce operating expenses while maintaining our ability to hire, retain and motivate key personnel. There is no certainty that we will be successful in implementing our business strategies or that these strategies will achieve our objectives. If our business strategies are not successful or are not executed effectively, we may not be able to achieve our growth objectives or react to market opportunities, which may have an adverse impact on our business and financial results.

Investment Performance

Investment performance risk is the possibility that we fail to achieve the desired return objectives on our investment portfolio, or that our asset management businesses fail to design or execute investment strategies in order to achieve competitive returns on our products. Failure to achieve investment objectives may adversely affect our revenue and profitability through slower growth prospects and adverse impacts on policyholder behaviour.

For our insurance based businesses, the performance of our investment portfolio depends in part upon the level of and changes in interest rates, credit spreads, equity prices, real estate values, and the performance of the economy in general, the performance of the specific obligors included in these portfolios and other factors that are beyond our control. These changes can affect our net investment income substantially in any period.

In our asset management businesses, investment performance, along with achieving and maintaining superior distribution and client services, is critical. If investment performance is less than that of our competitors or applicable benchmarks, we could lose existing and potential customers. Accordingly, poor investment performance by our asset management operations could adversely affect sales, increase redemptions, and reduce the level of assets under management, which could adversely impact our revenues, income and capital position.

International Operations

The future success of our businesses in our international operations depends in large part on our ability to grow and compete in the markets where we operate. Challenges in these markets pose strategic and execution risk including our ability to attract and retain qualified employees and executives with local experience and critical skills, political, legal, economic, competition or other risks, risks associated with joint venture operations, developing and executing our risk management practices, and our ability to attract, retain, expand and diversify distribution channels.

If we are unable to attract, retain and engage qualified employees and executives with relevant experience and critical business skills, our ability to grow our business in our international operations as quickly as planned may be limited. Competition for qualified employees and distribution partners in our international operations, in particular the Asian markets, continues to be strong and could adversely impact our ability to attract and retain talent.

Our international operations may face political, legal and regulatory, economic, competitive, operational or other risks that we may not face in our domestic operations. Examples of this type of risk are the risk of changes in regulation, political risks due to changes in government, discriminatory regulation, political instability, nationalization or expropriation of assets, changes to the maximum level of non-domestic ownership, price controls and exchange controls or other restrictions that could prevent us from transferring funds from these operations out of the countries in which they operate or converting local currencies we hold into Canadian dollars or other currencies.

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Capital markets in certain international markets may not have the same depth, liquidity or range of investment options generally available in other markets in which we operate. In particular, the more limited availability of long-duration assets exposes our Asian operations to higher asset-liability management costs and potential risk.

In Asia, we have entered into joint venture arrangements, where we may have a lesser degree of control over the joint venture that may expose us to additional operational, financial, compliance and legal risks. We may be dependent on our joint venture counterparty for capital, product distribution, local market knowledge, or other resources. Our ability to exercise management control or influence over these joint ventures and the success of our investments in them will depend on the cooperation between the joint venture participants and the terms of the joint venture agreements, which allocate control among the joint venture participants. If we are unable to effectively manage these joint ventures, or any joint venture counterparty fails to meet its obligations under the joint venture arrangement, encounters financial difficulty, elects to alter, modify or terminate the relationship, or a joint venture does not comply with local legislation or regulations, we may be unable to achieve our objectives and our results of operations may be negatively impacted.

Capital Adequacy

Capital adequacy risk is the risk that our capital position is not or will not be sufficient to withstand adverse economic conditions, to maintain our financial strength, to allow us and our subsidiaries to support ongoing operations and to take advantage of opportunities for expansion, and to support the risk taking activity in pursuit of our business objectives.

The strength of our capital position depends in part upon the level of and changes in interest rates and equity prices, credit experience, mortality and morbidity experience, currency rate fluctuations and our overall profitability.

Declining equity markets, downgrades in ratings, lower interest rates, changes in credit spreads on corporate bonds and asset backed securities, lower earnings and inability to access capital markets on a timely basis will result in an increase in required capital or reductions in available capital, and may impair our financial position and our ability to execute our business strategies and plans. In addition, regulatory changes being considered by OSFI and other regulators world-wide may adversely impact the capital ratios of SLF Inc. and its insurance subsidiaries. These factors may impair our financial position and our ability to execute our business strategy.

Credit and Financial Strength Ratings

Financial strength ratings represent the opinions of rating agencies regarding the financial ability of an insurance company to meet its obligations under insurance policies. Credit ratings indicate the opinions of rating agencies regarding an issuer’s ability to meet the terms of debt, preferred share and Tier 1 hybrid capital obligations in a timely manner, and are important factors in a company’s overall funding profile and ability to access external capital. A downgrade by a rating agency in the credit ratings of securities issued by SLF Inc. and its subsidiaries or the financial strength ratings of SLF Inc.’s insurance company subsidiaries could adversely affect our financial condition and results of operations.

The financial strength rating of an insurance company is a key competitive factor in marketing its products and in attracting and retaining agents and distributors. If our credit or financial strength ratings are downgraded, our financial condition, competitive position and results of operations could be negatively impacted in many ways, including:

•	Reducing new sales of insurance products, annuities and investment products;
•	Higher level of surrenders and withdrawals;
•	Higher reinsurance costs;
•	Requiring us to reduce prices for products and services to remain competitive;
•	Increasing our cost of capital and limiting our access to the capital markets, thus reducing our financial flexibility;
•	Reducing our ability to enter into normal course derivative or hedging transactions and increasing the costs associated with such transactions; and
•	Adversely affecting our relationships with our advisors and third-party distributors of our products.

In addition, downgrades in our credit or financial strength ratings below thresholds specified in certain of our derivative agreements, reinsurance agreements and other agreements could result in the counterparties to those agreements having the right to terminate those agreements or to require that we provide support for those agreements in the form of collateral or letters of credit.

Changes in methodologies and criteria used by rating agencies could also result in downgrades that do not reflect changes in the general economic conditions or our financial condition.

Additional information concerning our ratings is provided in this AIF under the heading Security Ratings and in our 2015 MD&A under the heading Financial Strength Ratings.

Mergers, Acquisitions and Divestitures

We regularly explore opportunities to selectively acquire other businesses or to divest ourselves of all or part of certain businesses, in support of our growth and strategic objectives. These transactions introduce the risk of financial loss due to a potential failure to achieve the expected financial or other strategic objectives. There is a risk that we may be unable to make an appropriate acquisition in a desired market or business line or are unable to realize the financial and strategic benefits of the transactions due to competitive factors, regulatory requirements or other factors. These risks could adversely impact our ability to achieve our financial and strategic objectives.

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There could also be unforeseen liabilities or asset impairments, including goodwill impairments that arise in connection with the past or future acquisitions or divestitures of businesses. There is no assurance that we will achieve our financial or strategic objectives or anticipated cost savings following an acquisition.

The purchase and sale agreements that support acquisition transactions typically include indemnifications provided by the seller to the purchaser. These rights are typically limited by survival periods and limitations on the nature and amount of losses we may recover and there is a risk that these indemnifications will not be collectible or sufficient to fully offset losses arising from the acquired business. We would also be exposed to the credit risk of the selling party with respect to its ability to pay if an indemnification trigger were to occur.

The use of our own funds as consideration in any acquisition would consume capital resources, which could affect our capital plan and render those funds unavailable for other corporate purposes. Moreover, as a result of uncertainty and risks associated with potential acquisitions and dispositions of businesses, rating agencies may take certain actions with respect to the ratings assigned to SLF Inc. and/or its subsidiaries. There could also be changes in regulatory requirements arising from a transaction that could impact our operations or capital requirements in unanticipated ways.

We may also periodically choose to divest all or part of certain businesses. These businesses may have certain linkages to other businesses within the company, both operational and financial. The separation process may result in disruptions to retained businesses due to loss of shared resources, the effort required to effect separation or financial strain. When we dispose of all, or part of certain businesses, we may remain liable to the acquirer or to third parties for certain losses or costs arising from the divested business. We may also incur a loss on the disposition.

Risks relating to execution and integration of our acquisitions have been included in the Operational Risk section.

Operational Risk

Operational risk is the risk of loss (financial and non-financial) resulting from inadequate or failed internal processes, people and systems or from external events. Operational risk is present in all of our business activities and encompasses a broad range of risks as described below. Operational risk management is embedded in the practices utilized to manage other risks and, therefore, if not managed effectively, operational risk can impact our ability to manage other key risks.

Information Security and Privacy Risks

Our business is dependent on maintaining a secure environment for our customers, employees and other parties’ information. This requires the effective and secure use of information technology systems, including controls around logical access, physical access and data management. We collect, process and maintain information relating to business transactions and financial reporting, as well as the personal information of our customers and employees. We also obtain services from a wide range of third-party service providers and have outsourced certain business and information technology functions to third parties in various jurisdictions.

In 2015, there has been an increase in the number of information security breaches across the healthcare and insurance industries. A serious security breach of either an internal or third party service provider’s computer system that contains sensitive business, customer and/or employee information may result in business interruption, theft or misuse of confidential information, regulatory penalties and scrutiny, litigation, reputational damage and may have an adverse impact on current and future business opportunities with our customers, employees and business relationships.

In particular, privacy breaches could occur and may result in unauthorized access and disclosure or use of personal information. Many jurisdictions in which we do business are developing and implementing reporting requirements relating to cyber security and more stringent consumer privacy legislation. Social media risks could also significantly impact our reputation due to the broad reach and real-time interaction of such media.

We have established security controls and processes that are intended to protect information and computer systems including information security risk assessments and privacy impact assessments. Notwithstanding these measures, we remain vulnerable, and work with third parties who may also be vulnerable to computer viruses and other types of malicious software, cyber-attacks and hacking attempts from unauthorized persons, the physical theft of computer systems, internal programming or human errors, fraud, or other disruptive problems or events. There is also a risk that certain internal controls fail, which could also exacerbate the consequences from such events.

Human Resources Risk

The competition for top talent (including executives, employees and distributors) is intense and an inability to recruit, retain and develop talent can have significant impact on our capacity to meet our business objectives. The loss of our top talent could have a material adverse effect on our operations given their skills, knowledge of our business, years of industry experience and the potential difficulty of promptly finding qualified replacements. If we are unable to attract, retain or effectively deploy resources with the in-depth knowledge and necessary skills required, or design compensation programs that effectively drive employee behaviour, our ability to achieve business objectives, including operational, financial and growth goals, could be adversely affected.

Execution and Integration Risks Relating to Mergers, Acquisitions and Divestitures

We regularly explore opportunities to acquire other financial services businesses or to divest ourselves of all or part of certain businesses, in support of our growth and strategy goals. We have recently announced acquisitions in various markets and have

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increased our stake in certain of our joint ventures in Asia. These transactions introduce the risks related to completing the transactions as planned including effective separation and integration of the transferred businesses, and effective or efficient integration, restructuring or reorganization of the businesses after the transactions have closed, and motivating and retaining personnel to effectively execute the transaction closure. These risks could have an impact on our business relationship with various stakeholders including future employees, customers, distributors and partners. Anticipated cost synergies or other expected benefits may not materialize due to a failure to successfully integrate the acquired business with our existing operations.

Regulatory Compliance, Legal and Conduct Risk

We are subject to extensive regulatory oversight by insurance and financial services regulators in the jurisdictions in which we conduct business. In recent years, there has been an increased focus by regulators globally on customer fairness, conduct and anti-money laundering. Failure to comply with applicable laws or to conduct our business consistent with changing regulatory or public expectations could adversely impact our reputation and may lead to regulatory proceedings, penalties, litigation or an inability to carry out our business strategy.

Our business is based on public trust and confidence and any damage to that trust or confidence could cause customers not to buy, or to redeem, our products. We also face a significant risk of litigation in the ordinary course of operating our business including the risk of class action lawsuits. In addition, we also face the risk of reputational damage or loss due to intentional acts such as fraud, misappropriation or circumvention of the law by the intentional malicious actions by internal and/or external parties.

Insurance and securities regulatory authorities and other government agencies in jurisdictions we operate regularly make inquiries, conduct investigations and administer market conduct examinations with respect to insurers’ compliance with applicable insurance and securities laws and regulations. As well, regulatory and governmental authorities, industry groups and rating agencies have developed initiatives regarding market conduct. In recent years, financial services regulators and other governmental authorities in many of the countries in which we operate have raised issues and commenced regulatory inquiries, investigations and proceedings with respect to current and past business practices in the financial services industry, and have given greater emphasis to the investigation of those practices. Investigations have been made concerning the operation and governance arrangements of with-profits business in the UK, suitability of sales of certain products, payment of commissions and other fees to intermediaries, market timing and late trading in investment funds, sales of mortgage endowment and pension products in the UK, governance practices and allegations of improper life insurance pricing and sales practices by life and annuity insurers. In addition, increasing emphasis is being given to identify and prosecute acts of bribery and corrupt practices globally and thematic review of the treatment of long standing customers in the life insurance industry in the UK. Current and future investigations, examinations and regulatory settlements and civil actions arising out of such matters could adversely affect our reputation, our profitability and future financial results and increase our litigation risk.

Under the Insurance Act and the Supervisory Information (Insurance) Regulations (Canada) and pursuant to similar restrictions in other jurisdictions, we are prohibited from directly or indirectly disclosing any supervisory information relating to SLF Inc., Sun Life Assurance and their affiliates.

Information Technology Risk

The use of technology and computer systems is essential in supporting and maintaining business operations. We use technology to support virtually all aspects of our business and operations. The rapidly changing business environment increases the risk of our technology strategy not being agile enough to adapt to new business demands in a timely manner leading to financial losses, increased costs and the inability to meet customer needs.

Various initiatives supporting our business strategy rely on developing innovative IT solutions and upgrading our existing systems on a timely basis to meet business needs. Although every reasonable precaution is taken to ensure these changes succeed, it is not possible to fully eliminate the risk of business disruptions. Some changes and upgrades are extremely complex and there is a chance that an undetected technical flaw may exist, which, when implemented, stops or disrupts critical information technology systems or business applications or leads to operational errors such as incorrect financial reporting.

Third-Party Risk

We engage in a variety of third-party relationships, including distributors, consultants, outsourcing service providers and suppliers. Our profitability or reputation could be impacted if these third parties are unable to meet their ongoing service commitments or perform to expected standards.

An interruption in our relationship with certain third parties, the impairment of their reputation or creditworthiness, their failure to provide contracted services in the manner agreed or in accordance with applicable laws and regulations could materially and adversely affect our business objectives or expose us to regulatory fines and/or reputational harm. Even with contingency plans developed for our material outsourcing arrangements, there can be no assurance that we would be able to transition to alternate sources for these arrangements in a timely manner, at reasonable cost, or with minimal disruption to our stakeholders.

Business Disruption Risk

Our businesses are dependent on the availability of trained employees, physical locations to conduct operations, and computer and Internet-enabled technology. A significant business disruption to our operations can result if one or more of these key elements are negatively impacted.

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Although we have implemented and periodically test our business continuity, crisis management and disaster recovery plans, a sustained failure of one or more of our key business processes or systems could materially and adversely impact our business, operations and employees. These failures can result from disruption of our processes and systems, utility outages, fires, floods, severe storms, cyber-attacks, terrorism and other man-made attacks, natural disasters and other events. We have experienced increased incidences and impacts of disruption due to weather events such as tropical storms and flooding in the geographies in which we operate, as well as earthquakes and pandemic risks. In addition to these key business processes and system disruptions, these unanticipated events, including disease pandemics, can also negatively affect staff, preventing them from getting to work or from operating business processes. Also, because some of our business processes are performed by third parties and some of our systems interface with or are dependent on third-party systems, we could experience service interruptions if these third party operations or systems fail.

Model Risk

We use complex models to support many business functions including product development and pricing, capital management, valuation, financial reporting, planning, hedging, asset-liability management and risk management. The risk of inappropriate or erroneous design or use of models could have an adverse impact including errors in financial reporting impacting our profitability and financial position.

Model risk can arise from many sources including inappropriate methodologies, inappropriate assumptions or parameters, incorrect use of source data, inaccurate or untimely source data, incorrect application or operator errors, increasing product complexity and regulatory expectations, which may increase the risk of error. If the models’ assumptions are not appropriately set or well controlled, or data or implementation errors occur in the models, this could result in a negative impact on our results and financial position.

Many of our methods and models for managing risk and exposures are based upon the use of observed historical precedents for financial market behaviour, credit experience and insurance risks. As a result, these methods may not fully predict future risk exposures, which can be significantly greater than our historical measures indicate. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophic occurrence or other matters that are publicly available or otherwise accessible to us. However, this information may not always be accurate, complete, up-to-date, properly evaluated or necessarily indicative of ultimate realized experience.

Information Management Risk

As an international provider of financial services, we deal with extensive information across a number of countries. Our business decisions are dependent on the accuracy and completeness of the underlying data and information. Information management risk is the inability to capture, manage, retain and dispose records and data, and the inability to provide data on a timely and accurate basis to support the business decisions. Failure to manage these risks could have financial or reputational impacts, and may lead to regulatory proceedings, penalties and litigations.

Environmental Risk

Our financial performance may be adversely affected if we do not adequately prepare for the direct or indirect negative impacts of climate change or other environmental events. These include impacts from emerging environmental, regulatory and public policy developments, and environmental impacts on our suppliers and corporate clients. Further, an environmental issue on a property owned by us or on any property with which we are affiliated could have financial or reputational impacts. External factors such as stakeholder expectations around environmental performance, resource constraints, impact of climate change and costs associated with adaptation are also potential sources of environmental risk. Climate change risks may also affect our suppliers, which could have a downstream impact on our operations.

As an investor in real estate, mortgages, and real-estate secured private fixed income assets, we are subject to environmental laws and regulations in all key jurisdictions where we carry on business. Consequently, we may experience liabilities that could adversely affect the value of those investments and costs related to required remediation of mortgaged or owned properties. Through other invested assets, such as loans, bonds or stocks, we could be subject to negative consequences from environmental violations by counterparties.

Our reputation may be adversely affected if we or our tenants, mortgagors, or other related parties violate environmental regulations or best practices. Similarly, if our clients, shareholder groups, or other key stakeholders deem that our environmental risk mitigation practices are inadequate, our operations could be negatively affected. Failure to comply with a potential client’s supply chain environmental or sustainability policies could disqualify us from bidding on business opportunities, or retaining existing business. We may also experience reduced access to capital markets if sustainability indices find that our practices fall short of their criteria and remove us as an index constituent.

Liquidity Risk

Liquidity risk is the possibility that we will not be able to fund all cash outflow commitments as they fall due. This includes the risk of being forced to sell assets at depressed prices resulting in realized losses on sale. This risk also includes restrictions on our ability to efficiently allocate capital among our subsidiaries due to various market and regulatory constraints on the movement of funds. Our funding obligations arise in connection with the payment of policyholder benefits, expenses, asset purchases, investment commitments, interest on debt, and dividends on capital stock. Sources of available cash flow include general fund premiums and deposits, investment related inflows (such as maturities, principal repayments, investment income and proceeds of asset sales), proceeds generated from financing activities in normal markets, and dividends and interest payments from

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subsidiaries. We have various financing transactions and derivative contracts under which we may be required to pledge collateral or to make payments to our counterparties for the decline in market value of specified assets. The amount of collateral or payments may increase under certain circumstances, which could adversely affect our liquidity.

Under stress conditions, significant increases in funding obligations can occur in conjunction with material reductions in cost effective sources of available cash inflow. In particular, adverse stress scenarios could involve significant increases in policyholder cash surrenders and terminations and decreases in the amounts of premiums and deposits being generated by existing and new customers. Adverse capital market conditions may also be associated with a material reduction in available market liquidity and clearing prices for expected asset sales, and reductions in the level of cash inflows (dividends, interest payments and expected maturities) on continuing portfolio investments. These developments could have an adverse effect on our financial position and results of operations.

We engage in various transactions including repurchase agreements and other capital markets transactions to meet short-term cash requirements. The cost and our ability to execute these transactions may be negatively impacted by illiquid or volatile markets. Disruption in the financial markets may limit our access to capital in the event we are required to seek additional liquidity to operate our businesses. This will result in increased costs to raise capital coupled with less desirable terms or maturities which would decrease future profitability and financial flexibility.

SLF Inc. is a holding company for its insurance and wealth management subsidiaries and does not have significant operations of its own. Dividends and interest payments from its subsidiaries are its principal sources of cash. If the cash received from its subsidiaries is insufficient, then it may be required to raise debt or equity externally or sell some of its assets. We are subject to various regulations in the jurisdictions in which we operate. The ability of SLF Inc.’s subsidiaries to pay dividends and transfer funds is regulated in certain jurisdictions and may require local regulatory approvals and the satisfaction of specific conditions in certain circumstances.

In addition, rating agencies publish credit ratings of securities issued by SLF Inc. and its subsidiaries, which have an impact on the interest rates paid by those companies on borrowed funds. A material downgrade in the issuer credit ratings could limit our access to capital or increase the cost of borrowing and may have an adverse effect on our financial condition.

We have established financing arrangements that support NAIC statutory reserves for universal life policies issued by Sun Life Assurance in the U.S. Our ability to support these reserves with these financing structures can be negatively impacted by market conditions and regulatory changes. Further, these financings, in all or in part, are treated as operating leverage by the rating agencies. If, due to a change in rating agency methodology or position, the rating agencies cease to treat these financings as operating leverage, without providing any grandfathering provisions, there may be an adverse impact on our credit and financial strength ratings.

Legal and Regulatory Proceedings

We are regularly involved in legal actions, both as a defendant and as a plaintiff. Information on legal and regulatory proceedings is provided in Note 24 of our 2015 Consolidated Annual Financial Statement and is incorporated herein by reference.

Since January 1, 2015, (i) no penalties have been imposed against Sun Life Financial by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision; (ii) Sun Life Financial has not entered into any settlement agreements with a court relating to Canadian securities legislation or with a Canadian securities regulatory authority and (iii) no penalties or sanctions have been imposed against Sun Life Financial by a Canadian securities regulatory authority, other than nominal late filing fees, or by a court relating to Canadian securities legislation.

Additional Information

Additional information including directors’ and officers’ remuneration and indebtedness, principal holders of SLF Inc.’s securities, securities authorized for issuance under equity compensation plans and interests of informed persons in material transactions, if applicable, is contained in SLF Inc.’s information circular for its most recent annual meeting of security holders that involved the election of directors. Additional financial information is provided in SLF Inc.’s MD&A and Consolidated Financial Statements for its most recently completed financial year.

Requests for copies of these documents may be sent to the Corporate Secretary of SLF Inc. at 150 King Street West, 6th Floor, Toronto, Ontario, Canada M5H 1J9. Copies of these documents and other additional information related to SLF Inc. are available at www.sunlife.com, www.sedar.com and www.sec.gov.

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APPENDIX A – Charter of the Audit & Conduct Review Committee

Sun Life Financial Inc. and Sun Life Assurance Company of Canada (“the Corporation”)

Purpose

The Audit & Conduct Review Committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”) whose primary functions are to assist the Board with its oversight role with respect to:

1.	The integrity of financial statements and related information provided to shareholders and others;

2.	The Corporation’s compliance with financial regulatory requirements;

3.	The adequacy and effectiveness of the internal control environment implemented and maintained by management;

4.	Compliance with legal and regulatory requirements and the identification and management of compliance risk; and

5.	The qualifications, independence and performance of the External Auditor who is accountable to the Committee, the Board and the shareholders.

Membership

The Committee is composed of not less than three Directors, including a Committee Chair, appointed by the Board on an annual basis following each annual meeting.

Each member of the Committee shall be independent as defined in the Director Independence Policy and financially literate. In the Board’s judgment, a member of the Committee is financially literate if, after seeking and receiving any explanations or information from senior financial management or the External Auditor of the Corporation that the member requires, the member is able to read and understand the consolidated financial statements of the Corporation to the extent sufficient to be able to intelligently ask, and to evaluate the answers to, probing questions about the material aspects of those financial statements.

Committee membership is reviewed annually by the Governance, Nomination & Investment Committee to ensure the Committee as a whole includes members with the experience and expertise required to fulfill the Committee’s mandate and that the financial literacy requirement is met.

Any member of the Committee may be removed or replaced at any time by the Board and the Board shall fill vacancies on the Committee.

Structure and Operations

A meeting of the Committee may be called at any time by the Chairman of the Board (the “Chairman”) or by any member of the Committee. The Committee meets as frequently as necessary, but not less than five times a year. A quorum at any meeting of the Committee shall be three members and meetings must be constituted so that the resident Canadian requirements of the Insurance Companies Act (Canada) are met.

The Chair of the Committee is consulted in advance in connection with the appointment, reassignment, replacement or dismissal of the Chief Actuary, Chief Auditor, Chief Compliance Officer and Chief Financial Officer, and annually on the performance assessment and compensation awarded to those individuals.

The External Auditor reports to the Committee. The External Auditor receives notice of, and may attend all Committee meetings.

The Committee holds a private session at each regularly scheduled meeting with each of the Chief Actuary, Chief Auditor, Chief Compliance Officer, Chief Financial Officer and representatives of the External Auditor, and those individuals have unrestricted access to Committee members between meetings. The Committee holds a private session at each meeting of the Committee for members only. The Committee has full access to the Corporation’s records and information and, in consultation with the Chairman, may engage any special advisors it deems necessary to provide independent advice at the expense of the Corporation.

On an annual basis, the Committee will review this Charter and the Forward Agenda for the Committee and, where necessary, recommend changes to the Board for approval. This Charter will be posted on the Corporation’s website and the Committee will prepare a report on its activities for inclusion in the annual meeting material. The Committee shall undertake and review with the Board an annual performance evaluation of the Committee.

Duties and Responsibilities of the Committee

Financial Reporting

1.	Reviews with management and the External Auditor and makes recommendations to the Board on the approval of:
(a)	the interim unaudited consolidated financial statements, including the notes thereto, Management’s Discussion and Analysis and related news release; and

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(b) the annual audited consolidated financial statements, including the notes thereto, Management’s Discussion and Analysis and related news release.

2.	In conducting its review of the quarterly and annual financial statements:
(a)	discusses with the External Auditor any significant changes that were required in the external audit plan, any significant issues raised with management during the course of the audit or review, including any restrictions on the scope of activities or access to information, and those matters that are required to be discussed under generally accepted auditing standards;
(b)	receives a report from management on its review of the financial statements, Management’s Discussion and Analysis and related news release, and discusses with the President & Chief Executive Officer and the Chief Financial Officer the certifications relating to financial disclosure and controls that those officers are required to file with securities regulatory authorities;
(c)	assures itself that the External Auditor is satisfied that the accounting estimates and judgements made by management, and management’s selection of accounting principles, reflect an appropriate application of International Financial Reporting Standards;
(d)	seeks assurances from the External Auditor that the financial statements, including the notes thereto, fairly present the financial position, results of operations and cash flows of the Corporation;
(e)	discusses with the Chief Actuary the parts of the annual audited consolidated financial statements prepared by that officer;
(f)	reviews with management and the External Auditor the Corporation’s principal accounting and actuarial practices and policies; and
(g)	considers emerging industry, regulatory and accounting standards and the possible impact on the Corporation’s principal accounting practices and policies.

External Auditor

3.	Reviews the independence of the External Auditor, including the requirements relating to such independence of the laws governing the Corporation and the applicable rules of stock exchanges on which the Corporation’s securities are listed. At least annually, the Committee receives from and reviews with the External Auditor its written statement delineating relationships with the Corporation and, if necessary, recommends that the Board take appropriate action to satisfy itself of the External Auditor’s independence and accountability to the Committee, the Board and shareholders.
4.	Appraises the skills, resources and performance of the External Auditor and recommends to the Board the appointment or, if so determined by the Committee, the replacement of the External Auditor, subject to the approval of the shareholders.
5.	Reviews and approves the scope of the External Auditor’s engagement and the engagement letter.
6.	Reviews and approves the Policy Restricting the Use of the External Auditor which outlines the services for which the External Auditor can be engaged and the policy regarding the employment of former employees of the External Auditor.
7.	Determines, reviews and approves the services to be performed by the External Auditor and the fees to be paid to the External Auditor for audit, audit-related and other services permitted by law and in accordance with the Policy Restricting the Use of the External Auditor.
8.	Reviews with the External Auditor and management the overall scope of the external audit plan, quality control procedures and the resources that the External Auditor will devote to the audit.
9.	Reviews with the External Auditor any regulatory matters that pertain to the External Auditor.

Internal Control and Audit

10.	Requires management to implement and maintain appropriate internal control procedures, reviews and evaluates the effectiveness of such procedures, and ensures that appropriate action is being taken to address any material internal control deficiencies.
11.	Reviews at least annually and makes recommendations to the Board on the approval of the Corporation’s Internal Control Framework.
12.	Reviews management’s reports on the effectiveness of the Corporation’s disclosure controls and procedures and its internal control over financial reporting.
13.	Reviews and approves the annual internal audit plan and oversees its coordination with the External Auditor’s audit plan.
14.	Reviews with management and the Chief Auditor the effectiveness of the internal control procedures, including a report thereon received from the Chief Auditor that includes disclosure of any significant changes that were required in the internal audit plan and any significant issues raised with management during the course of the internal audit, including any restrictions on the scope of activities or access to information.

Compliance

15.	Reviews at least annually and approves changes to policies or programs that provide for the monitoring of compliance with legal and regulatory requirements, including the regulatory compliance management system.
16.	Reviews at least annually the adequacy of and compliance with enterprise-wide policies for the management and mitigation of compliance risk, including risks associated with money laundering, terrorist financing, market conduct, bribery, corruption and fraud.
17.	Reviews quarterly compliance reports with respect to, among other things, compliance trends and themes on an enterprise-wide basis, regulatory reviews and the Corporation’s compliance risks and programs.
18.	Reviews the effectiveness of procedures for complying with anti-money laundering and suppression of terrorism laws and regulations worldwide, including the annual Internal Audit Report on Anti-Money Laundering and Anti-Terrorist Financing programs.

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19.	Reviews processes for disclosure of information to customers about the Corporation’s procedures and the effectiveness of and compliance with those disclosure procedures, as set out in the Annual Report of the Ombudsman on the Canadian Complaint Handling Procedures.
20.	Approves procedures established to handle anonymous employee submissions with respect to concerns regarding accounting, internal control, auditing, personnel, and other matters.

Conduct Review

21.	Requires management to establish procedures for complying with the related party rules contained in the Insurance Companies Act (Canada) and reviews their effectiveness.
22.	Reviews any related party transactions for which approval of the Board of Directors is required under the Insurance Companies Act (Canada).
23.	Reports to the Superintendent of Financial Institutions on the procedures for complying with the related party rules.

Governance

24.	Reviews and approves the organizational structure of the Actuarial, Compliance, Finance and Internal Audit functions on an annual basis.
25.	Reviews, at least annually, and approves changes to the statements of mandate, responsibility and authority of the Chief Actuary, Chief Auditor, Chief Compliance Officer and Chief Financial Officer.
26.	Reviews, at least annually, the adequacy of the authority, independence and resources of the Chief Actuary, Chief Auditor, Chief Compliance Officer and Chief Financial Officer.
27.	Ensures that independent reviews of the Actuarial, Compliance, Finance and Internal Audit functions are conducted as needed.
28.	Approves the objectives and reviews the effectiveness of the Chief Actuary, Chief Auditor, Chief Compliance Officer and Chief Financial Officer and the Actuarial, Internal Audit, Compliance and Finance functions annually.
29.	Requires the Chief Actuary, Chief Auditor, Chief Compliance Officer and Chief Financial Officer to report on any material disagreements with other members of senior management relating to the business, and reviews how such matters are being addressed.
30.	Reviews succession plans for the roles of Chief Actuary, Chief Auditor, Chief Compliance Officer, Chief Financial Officer and other senior management roles overseen by the Committee.
31.	Reviews matters within its mandate that are addressed in the regular examination and similar reports received from regulatory agencies, including management’s responses and recommendations.
32.	Discusses with the External Auditor the financial and control-related aspects of material transactions that are being proposed by the Corporation.
33.	Reviews and discusses with the External Auditor and Chief Actuary such reports and regulatory returns of the Corporation as may be specified by law.
34.	Discusses the qualifications for and determines whether a member of the Committee is a financial expert, and in conjunction with the Governance, Nomination & Investment Committee, ensures the ongoing financial literacy of Committee members.

Other

35.	Performs such other duties and exercises such other powers as may, from time to time, be assigned to or vested in the Committee by the Board, and such other functions as may be required of the Committee by law, regulation or stock exchange rule.

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APPENDIX B – Policy Restricting the Use of The External Auditor

1.0 Purpose and Application

1.1	Purpose

This Policy provides the governance of all proposals by the Corporation or any of its subsidiaries to engage, as a service provider, the Corporation’s external auditor or any of its affiliates, related businesses or associated persons as defined in the Sarbanes-Oxley Act of 2002 (“S-O Act”) (collectively referred to as the “External Auditor”).

1.2	Application

This Policy is applicable to Sun Life Financial Inc. and its direct and indirect subsidiaries.

2.0 Policy

2.1	The External Auditor will normally be engaged to provide audit and audit-related services, and occasionally, allowed permissible non-audit services such as advice pertaining to internal audit, tax, actuarial valuation, risk management, and regulatory and compliance matters, subject to the prohibitions contained in the S-O Act and in any other applicable laws, regulations or rules. The following principles should be applied when considering any engagement of the external auditor:

¡	An auditor cannot function in the role of management;

¡	An auditor cannot audit his or her own work;

¡	An auditor cannot serve in an advocacy role for his or her client.

Specific prohibitions are set out in Appendix I.

2.2	Each engagement of the External Auditor to provide services will require the approval of the Audit Committees of Sun Life Financial Inc. and/or Sun Life Assurance Company of Canada, as applicable, and the audit committee of any affected subsidiary that is itself directly subject to the S-O Act. Approval must be received before an engagement letter can be issued and the related work can commence. The Audit Committee may establish procedures regarding the approval process, which will be coordinated by the Corporation’s Senior Vice-President, Finance.

2.3	If the Board of Directors of Sun Life Financial Inc. and/or Sun Life Assurance Company of Canada authorize the issuance of securities, that approval shall constitute the pre-approval of the related audit services in connection with the securities offering required to be approved under this policy. Each quarter, the amount of fees incurred related to such activities will be reported separately to the Audit Committees of Sun Life Financial Inc. and/or Sun Life Assurance Company of Canada, as applicable.

2.4	The Corporation and its subsidiaries will not employ or appoint as chief executive officer, president, chief financial officer, chief operating officer, general counsel, chief accounting officer, controller, director of internal audit, director of financial reporting, treasurer, appointed actuary or any equivalent position within the Corporation or subsidiary, any person who was employed by the External Auditor and who provided services to the Corporation or subsidiary at any time during the previous two years. In addition, the Corporation will not employ or appoint as a member of the board of directors any person who was employed by the External Auditor and who provided services to the Corporation at any time during the previous two years.

2.5	Personnel of the Corporation and its subsidiaries employed in the key financial reporting oversight roles described in Appendix II shall not use the External Auditor to prepare either their personal tax returns or those of their dependents.

2.6	The Corporation’s Senior Vice-President, Finance is responsible for the application and interpretation of this policy, and should be consulted in any case where there is uncertainty regarding whether a proposed service is, or is not, an audit or audit-related service. He/she will revise the Appendices as required, from time to time, to reflect changes in applicable laws, regulations, rules or management roles.

2.7	This Policy must be reviewed at least once every year by the Sponsor to determine whether revisions are required to respond to legal (including regulatory) developments, reflect changes in the business environment or internal operations or enhance governance. The Sponsor must report annually to the Policy Approval Committee and to the Audit and Conduct Review Committee (ACRC) on the status of compliance with, and effectiveness of, this Policy. The Sponsor must report, on an ongoing basis as appropriate, to the Policy Approval Committee on ongoing monitoring, remediation and reporting of non-compliances and on other relevant matters.

Appendix I – Prohibition on Services

The External Auditor is prohibited from providing the following services:

a)	bookkeeping or other services related to the accounting records or financial statements;

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b)	financial information systems design and implementation;
c)	appraisal or valuation services, fairness opinions, or contribution in-kind reports;
d)	actuarial services;
e)	internal audit outsourcing services;
f)	management functions or human resources;
g)	broker or dealer, investment adviser, or investment banking services;
h)	legal services and expert services unrelated to the audit;
i)	any service for which no fee is payable unless a specific result is obtained (contingent fees or commissions);
j)	any non-audit tax services that recommend the Corporation engage in confidential transactions or aggressive tax position transactions, as defined by the U.S. Public Company Accountability Oversight Board;
k)	any other service that governing regulators or professional bodies determine to be impermissible.

Appendix II – Key Financial Reporting Oversight Roles

The incumbents in the following financial reporting oversight roles are not permitted to use the Corporation’s external auditors to prepare either their personal tax returns or those of their dependents:

¡	President and Chief Executive Officer
¡	Executive Vice-President and Chief Financial Officer
¡	Executive Vice-President and General Counsel
¡	Executive Vice-President and Chief Risk Officer
¡	Senior Vice-President and Chief Actuary
¡	Senior Vice-President and Chief Auditor
¡	Senior Vice-President, Finance
¡	Senior Vice-President, Tax
¡	Vice-President Capital Planning and Treasurer
¡	Vice-President Finance and Chief Accountant

The comparable positions in subsidiaries are similarly prohibited from using the Corporation’s external auditors for either their own or their dependents’ personal tax returns.

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